Exhibit 2.1
MERGER AGREEMENT AND PLAN OF REORGANIZATION
     THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”), dated as of November 13, 2007, is entered into by and among Winston Laboratories, Inc., a Delaware corporation (“Winston”), Getting Ready Corporation, a Delaware corporation (“Parent”), Winston Acquisition Corp., a Delaware corporation, which is a wholly owned Subsidiary of Parent (“Merger Sub”).
     WHEREAS, the boards of directors of each of Parent, Merger Sub and Winston have, pursuant to the Laws of their respective states of incorporation, declared that this Agreement is advisable, fair and in the best interests of their respective stockholders, as applicable, and have approved this Agreement and the consummation of the transactions contemplated hereby, including the merger of Merger Sub with and into Winston (the “Merger”);
     WHEREAS, the parties to this Agreement intend that the Merger will qualify as a reorganization described in the Internal Revenue Code of 1986, as amended (the “Code”) Section 368(a) or as a transaction governed by Code Section 351 (or both), and the parties have agreed not take actions that would cause the Merger not to so qualify.
     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly and mutually acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Unless the context otherwise requires, the terms defined in this Article I shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.
     1.1 As used herein, the following terms shall have the following meanings:
     “Acquired Entity” means any of Winston or its Subsidiaries and “Acquired Entities” means Winston and its Subsidiaries, collectively.
     “Eligible Market” means the American Stock Exchange.
     “Employee Benefit Plans” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), (ii) all employment, consulting, individual compensation and collective bargaining agreements and (iii) all other employee benefit plans, policies, agreements, or arrangements, including any bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, termination, severance, sick leave, vacation, loans, perquisites, salary continuation, health, disability, life insurance and educational assistance plans, policies, agreements or arrangements.

     “End Date” means May 31, 2008.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any entity (whether or not incorporated) which would be treated as a single employer with another entity under Sections 414(b), (c), (m) or (o) of the Code and the regulations thereunder.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “FDA” means the U.S. Food and Drug Administration.
     “GAAP” means accounting principles generally accepted in the United States of America, as in effect from time to time, applied on a consistent basis throughout the periods indicated.
     “Governmental Authority” means any foreign, federal, national, state or local judicial, legislative, executive or regulatory body, authority or instrumentality.
     “Hazardous Substances” means any substance, waste, contaminant, pollutant or material that has been determined by any Governmental Authority to be capable of posing a risk of injury to health, safety, property or the environment.
     “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness and (H) all guaranties in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.
     “Insolvent” means, with respect to any Person, (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total liabilities as they come due, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct its business as such business is now conducted and is proposed to be conducted.

     “Intellectual Property” means the worldwide rights in and to all trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, patents and patent rights, patent term extensions, supplementary protection certificates, market or data exclusivities including but not limited to orphan drug exclusivities or pediatric exclusivities, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions, formulae, industrial models, processes, designs, specifications, data, technology, methodologies, computer programs (including all source codes), any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks and other media on which any of the foregoing is stored.
     “Law” means any federal, state or local law, statute, rule, regulation, judgment, decree, injunction, order, ordinance, code, regulation, arbitration award, grant, franchise, permit and license or other legally enforceable requirement of or by any Governmental Authority.
     “Letter of Transmittal” means a letter of transmittal in such form as reasonably presented to the Winston Stockholders by Parent a reasonable amount of time after the Effective Time.
     “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and including any lien or charge arising by Law.
     “Material Adverse Effect” means a material adverse effect on the operations, condition (financial or other), assets, liabilities, earnings, or business (as now conducted or as proposed to be conducted) of the Person affected or the ability of any Person to timely consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been or would be a “Material Adverse Effect” on or with respect to the Person affected: (i) any adverse change or effect that is demonstrated to be primarily caused by conditions affecting the United States economy generally, (ii) any adverse change, event or effect that is demonstrated to be primarily caused by the announcement or pendency of the Merger or of the transactions contemplated hereby, (iii) the taking of any action contemplated by this Agreement and other agreements contemplated hereby, and (iv) any adverse change in or effects on the business of Winston or any of the other Acquired Entities that is cured by such Person without material expense before the earlier of (1) the Closing Date and (2) the date on which this Agreement is terminated pursuant to Article VIII hereof.

     “OTCBB” means the over-the-counter bulletin board market maintained by The Nasdaq Stock Market, Inc.
     “Parent Common Stock” means the Common Stock of Parent, par value $0.001 per share.
     “Parent Employee Benefit Plans” means all Employee Benefit Plans with respect to which Parent or any ERISA Affiliate of Parent has any obligation or liability, contingent or otherwise.
     “Parent Preferred Stock” means, collectively, the Series A Convertible Preferred Stock of Parent, par value $0.001 per share, and the Series B Convertible Preferred Stock, par value $0.001 per share.
     “Parent Series A Preferred Stock” means the Series A Convertible Preferred Stock of Parent, par value $0.001 per share. The Parent Series A Preferred Stock shall have the rights, preferences, privileges and restrictions set forth in the Series A Certificate of Designations.
     “Parent Series B Preferred Stock” means the Series B Convertible Preferred Stock, par value $0.001 per share. The Parent Series B Preferred Stock shall have the rights, preferences, privileges and restrictions set forth in the Series B Certificate of Designations.
     “Parent Warrants” means warrants to purchase Parent Series A Preferred Stock in substantially the form attached hereto as Exhibit A.
     “Person” means all natural persons, corporations, business trusts, associations, unincorporated organizations, limited liability companies, partnerships, joint ventures and other entities and Governmental Authorities or any department or agency thereof.
     “Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, a partial proceeding, such as a deposition), whether commenced or threatened in writing.
     “SEC” means the U.S. Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Series B Agreement” means the form of Securities Purchase Agreement relating to the issuance and sale of Winston Series B Preferred Stock, in substantially the form (including exhibits and schedules) attached as Exhibit D to the Series A Agreement.

     “Subsidiary” means any corporation, association, business entity, partnership, limited liability company or other entity of which a Person, either alone or together with one or more other Subsidiaries, (i) directly or indirectly owns or controls securities or other interests representing more than fifty (50%) of the voting power of such entity, or (ii) is entitled, by contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such entity’s board of directors or other governing body.
     “Takeover Protections” shall mean any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under an entity’s charter documents or the laws of its state of incorporation.
     “Tax” or “Taxes” means all taxes, fees or other assessments of any kind imposed by any Governmental Authority, and any and all interest, penalties and additions relating thereto. “Tax” or “Taxes” includes without limitation all add-on minimum, alternative minimum, capital stock, currency, customs, documentary, disability, employee, employer, environmental, estimated, excise, export, FICA, franchise, FUTA, gross receipts, income, import, natural resources, license, occupation, payroll, personal property, premium, real property, registration, sales, severance, social security, stamp, transfer, unemployment, use, value added, windfall profit and withholding taxes and duties. “Tax” or “Taxes” also includes any transferee or secondary liability for Taxes and any liability pursuant to an agreement or otherwise, including liability arising as a result of being or ceasing to be a member of any affiliated group, or being included or required to be included in any Tax Return relating thereto.
     “Tax Return” means any tax return, filing or information statement required to be filed in connection with or with respect to any Taxes.
     “Transaction Expenses” means all out-of-pocket fees and expenses (including legal and accounting fees and expenses) with respect to this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses relating to the preparation and filing of the Transaction Form 8-K, all accounting expenses, all expenses incurred in connection with the Fairness Opinion and the Lazard Fees and Expenses.
     “Winston Common Stock” means the Common Stock of Winston, par value $.001.
     “Winston Employee Benefit Plans” means all Employee Benefit Plans with respect to which Winston or any ERISA Affiliate of Winston has any obligation or liability, contingent or otherwise.
     “Winston Option Plans” means the Winston Laboratories, Inc. 1999 Stock Option Plan, as amended, and the Winston Laboratories, Inc. Stock Option Plan for Non-Employee Directors, as amended.

     “Winston Preferred Stock” means, collectively, the Winston Series A Preferred Stock and the Winston Series B Preferred Stock.
     “Winston Series A Preferred Stock” means the Series A Convertible Preferred Stock of Winston, par value $.001.
     “Winston Series B Preferred Stock” means the Series B Convertible Preferred Stock of Winston, par value $.001, to be issued at or prior to the Effective Time pursuant to the Series B Agreement.
     “Winston Stockholder” means any holder of Winston Shares.
     “Winston Shares” means, collectively, all of the issued and outstanding shares of Winston Common Stock and Winston Preferred Stock.
     1.2 Each of the following additional terms is defined in the Section set forth opposite such term:

Term	Section
Accredited Investor	Section 4.6(a)
Adjusted Parent Option	Section 3.3(a)
Adjusted Parent Warrant	Section 3.2
Agreement	Preamble
Bernstein Employment Agreement	Section 7.2(c)
Cash Closing Condition	Section 7.3(k)
Certificate of Amendment	Section 6.19
Certificate of Merger	Section 2.3
Certificates of Designations	Section 7.3(l)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Recitals
Common Exchange Ratio	Section 3.1(a)
Director Nominees	Section 6.5
DGCL	Section 2.1
Effective Time	Section 2.3
Fairness Opinion	Section 7.2(k)
Financial Statements	Section 6.18
Lazard Fees and Expenses	Section 10.14
Letter of Intent	Section 6.9
Liability Cap	Sections 9.4 and 9.5
Lockup Agreements	Section 6.13
Merger	Recitals
Merger Sub	Preamble
Merger Sub Bylaws	Section 5.1
Merger Sub Certificate	Section 5.1

Term	Section
Parent	Preamble
Parent Bylaws	Section 5.1
Parent Certificate	Section 5.1
Parent Indemnified Parties	Section 9.2(b)
Parent Material Agreement	Section 5.12
Permitted Liens	Section 4.11
Sarbanes-Oxley Act	Section 5.10
SEC Reports	Section 5.8
Series A Agreement	Section 6.17
Series A Certificate of Designations	Section 7.3(l)
Series B Certificate of Designations	Section 7.3(l)
Series B Closing Condition	Section 7.1(d)
Surviving Corporation	Section 2.1
Transaction Form 8-K	Section 6.3
Voting Agreements	Section 6.13
Winston	Preamble
Winston Bylaws	Section 4.1
Winston Certificate	Section 4.1
Winston Dissenting Shares	Section 3.8
Winston Escrowed Securities	Section 9.3
Winston Financial Statements	Section 4.7
Winston Indemnified Parties	Section 9.2(a)
Winston Indemnitees	Section 6.15
Winston Intellectual Property	Section 4.10(a)
Winston Material Agreement	Section 4.9
Winston Options	Section 3.3(a)
Winston Preferred Warrant	Section 3.2
Winston Stock Certificate	Section 3.4
ARTICLE II
THE MERGER
     2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, in accordance with the provisions of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into Winston. Winston shall continue as the surviving corporation (“Surviving Corporation”).
     2.2 The Closing. The closing of the Merger and the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Akerman Senterfitt, in Miami, Florida, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the parties may mutually determine (the “Closing Date”).

     2.3 Effective Time. Prior to the Closing, Parent, Merger Sub and Winston shall prepare, and, on the Closing Date, Winston shall file with the Secretary of State of the State of Delaware, a Certificate of Merger in the form attached hereto as Exhibit B (the “Certificate of Merger”), and/or such other appropriate documents executed in accordance with the applicable provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effect the Merger. The Merger shall become effective at such time as the Certificate of Merger is accepted for recording by the Secretary of State of the State of Delaware. The time at which the Merger shall become effective as aforesaid is referred to as the “Effective Time.” Surviving Corporation may take any action in the name of Merger Sub in order to effectuate the transactions contemplated by this Agreement.
     2.4 Legal Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of Winston and Merger Sub shall vest in Surviving Corporation.
     2.5 Certificate of Incorporation and Bylaws.
          (a) Certificate of Incorporation of Surviving Corporation. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or Winston, the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of Surviving Corporation until thereafter amended in accordance with the DGCL and such Certificate of Incorporation; provided, however, that as of the Effective Time such Certificate of Incorporation shall be amended to provide that the name of Surviving Corporation is “Winston Laboratories, Inc.”
          (b) Bylaws of Surviving Corporation. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or Winston, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of Surviving Corporation until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of Surviving Corporation and such Bylaws; provided that all references in such Bylaws to Merger Sub shall be amended to refer to “Winston Laboratories, Inc.”
     2.6 Directors and Officers.
          (a) Directors of Surviving Corporation. The initial directors of Surviving Corporation shall be the directors of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified.
          (b) Officers of Surviving Corporation. The initial officers of Surviving Corporation shall be the officers of Merger Sub in office at and as of the Effective Time (retaining their respective positions and terms of office).

ARTICLE III
MANNER OF CONVERTING SECURITIES;
TREATMENT OF OPTIONS AND WARRANTS
     3.1 Conversion of Shares in the Merger. Subject to the provisions of this Article III and Section 9.3, at and as of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or Winston, or any of the stockholders of any of the foregoing, the outstanding securities of Winston and Merger Sub shall be converted as follows:
          (a) Each share of Winston Common Stock issued and outstanding immediately prior to the Effective Time (other than Winston Dissenting Shares) shall cease to be outstanding and shall be converted into and exchanged for the right to receive 17.51238 validly issued, fully paid and nonassessable shares of Parent Common Stock (the “Common Exchange Ratio”).
          (b) Each share of Winston Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Winston Dissenting Shares) shall cease to be outstanding and shall be converted into and exchanged for the right to receive .01751238 validly issued, fully paid and nonassessable shares of Parent Series A Preferred Stock.
          (c) Each share of Winston Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Winston Dissenting Shares) shall cease to be outstanding and shall be converted into and exchanged for the right to receive .01751238 validly issued, fully paid and nonassessable shares of Parent Series B Preferred Stock.
          (d) Each share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, so that at the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation. Each stock certificate of Merger Sub representing any such shares shall after the Effective Time evidence ownership of shares of Surviving Corporation.
          (e) Each share of Parent’s capital stock issued and outstanding at and as of the Effective Time will remain issued and outstanding.
     3.2 Winston Warrants. Subject to the provisions of this Article III, at the Effective Time, pursuant to the terms of each outstanding warrant to purchase shares of Winston Series A Preferred Stock (a “Winston Preferred Warrant”), the Winston Preferred Warrants shall be assumed by Parent and amended and converted into the right to acquire upon exercise thereof a number of validly issued, fully paid and nonassessable shares of Parent Series A Preferred Stock equal to (i) the number of shares of Winston Series A Preferred Stock subject to the Winston Preferred Warrant multiplied by (ii) .01751238 (each, an “Adjusted Parent Warrant”); provided that the term of each such warrant shall be five (5) years from the Closing Date. The per share exercise price of each Adjusted Parent Warrant shall equal (A) the per share exercise price of the

Winston Warrant to which such Adjusted Parent Warrant relates divided by (B) .01751238, rounded up to the nearest whole cent. Parent shall issue each Adjusted Parent Warrant contemplated by this Section 3.2 to each holder of a Winston Preferred Warrant upon surrender thereof or, in case such warrant shall be lost, stolen or destroyed, upon receipt of an affidavit of that fact by the holder thereof and, if required by Parent, the written agreement by such Person to indemnify Parent and Surviving Corporation against any claim that may be made against it with respect to such Winston Preferred Warrant.
     3.3 Winston Options.
          (a) Subject to the provisions of this Article III, at the Effective Time, each outstanding and unexercised option to purchase shares of Winston Common Stock granted under any of the Winston Option Plans or as otherwise approved by the Winston Board of Directors (each, a “Winston Option”), whether or not exercisable or vested, shall be converted into an option to purchase Parent Common Stock (the “Adjusted Parent Option”), on substantially the same terms and conditions as were applicable under the Winston Option. Each Adjusted Parent Option shall be exercisable for a number of shares of Parent Common Stock equal to (i) the number of shares of Winston Common Stock subject to the Winston Option to which such Adjusted Parent Option relates multiplied by (ii) the Common Exchange Ratio rounded down to the nearest whole number of shares. The per share exercise price of each Adjusted Parent Option shall equal (A) the per share exercise price of the Winston Option to which such Adjusted Parent Option relates divided by (B) the Common Exchange Ratio, rounded up to the nearest whole cent. Parent shall issue each Adjusted Parent Option to each holder of a Winston Option upon surrender thereof or, in case such Winston Option shall be lost, stolen or destroyed, upon receipt of an affidavit of that fact by the holder thereof and, if required by Parent, the written agreement by such Person to indemnify Parent and Surviving Corporation against any claim that may be made against it with respect to such Winston Option.
          (b) Winston and Parent shall take any actions necessary and appropriate to cause the obligations of Winston under the Winston Option Plans and agreements under which the Adjusted Parent Option was originally granted to be assumed by Parent at the Effective Time subject to the adjustments required by Section 3.3(a). The terms of each Winston Option and the Winston Option Plans under which such Winston Option was initially granted, in each case, as in effect immediately prior to the Effective Time, shall continue to apply in all material respects to the corresponding Adjusted Parent Option.
          (c) Except to the extent required under the terms of the Winston Options (and not waived by any holder thereof), all restrictions or limitations on transfer and vesting with respect to Winston Options awarded under the Winston Option Plans or any other plan, program or arrangement of Winston, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such Adjusted Parent Option after giving effect to the Merger.

          (d) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Adjusted Parent Options.
     3.4 Surrender and Exchange of Winston Securities. As soon as practicable after the Effective Time and subject to Section 9.3, upon (i) surrender of a certificate or certificates representing Winston Shares that were outstanding immediately prior to the Effective Time (each an “Winston Stock Certificate”) to Parent (or, in case such certificates shall be lost, stolen or destroyed, an affidavit of that fact by the holder thereof pursuant to Section 3.7) and (ii) delivery to Parent of an executed Letter of Transmittal, Parent shall deliver to the record holder of the Winston Shares surrendering such certificate or certificates, a certificate or certificates (or evidence of shares in book-entry form) registered in the name of such stockholder representing the number of shares of Parent Common Stock or Parent Preferred Stock to which such holder is entitled under this Article III. In the event of a transfer of ownership of Winston Shares that is not registered in the transfer records of Winston, a certificate (or evidence of shares in book-entry form) representing the proper number of whole shares of Parent Common Stock or Parent Preferred Stock may be issued to a Person other than the Person in whose name the Winston Stock Certificate so surrendered is registered, if, upon delivery by the holder thereof, such Winston Stock Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such issuance shall have paid any transfer and other taxes required by reason of the issuance of shares of Parent Common Stock or Parent Preferred Stock to a Person other than the registered holder of such Winston Stock Certificate or shall have established to the reasonable satisfaction of Parent that such tax either has been paid or is not applicable, and shall have demonstrated, to the reasonable satisfaction of Parent, that the transfer of such Winston Shares to the requesting person was accomplished in conformity with all applicable securities Laws and with any other agreements restricting the transfer of the Winston Shares, to which such Winston Shares are subject. As of the Effective Time, each Winston Share (other than Winston Dissenting Shares) issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and until the certificate or certificates evidencing such shares are surrendered, each certificate that immediately prior to the Effective Time represented any outstanding Winston Share (other than Winston Dissenting Shares) shall be deemed at and after the Effective Time to represent only the right to receive upon surrender as aforesaid the consideration specified in this Article III, as applicable, for the holder thereof. Each Winston Dissenting Share shall be converted into the right to receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the DGCL.
     3.5 Transfer Books; No Further Ownership Rights in Winston Shares. All shares of Parent Common Stock or Parent Preferred Stock issued upon the surrender for exchange of Winston Stock Certificates in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Winston Shares previously represented by such Winston Stock Certificates, and at the Effective Time, the share transfer books of Winston shall be closed and thereafter there shall be no further registration of transfers on the share transfer books of Surviving Corporation of the Winston Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Winston Stock Certificates that evidenced ownership of the Winston Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Law.

     3.6 No Fractional Shares for Parent Common Stock; Fractions of Parent Preferred Stock and Adjusted Parent Warrants. No fraction of a share of Parent Common Stock shall be issued upon the surrender for exchange of a Winston Stock Certificate (or evidence of such shares in book-entry form), no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Each holder of Winston Shares who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, receive from Parent, in lieu of such fractional share, one share of Parent Common Stock. Upon the surrender for exchange of a Winston Stock Certificate (or evidence of such shares in book-entry form) representing shares of Winston Preferred Stock, each holder of such Winston Shares who would be entitled to a fraction of a share of Parent Preferred Stock (after aggregating all fractional shares of Parent Preferred Stock that otherwise would be received by such holder) shall receive from Parent, in respect of such fractional share, a fractional share of Parent Preferred Stock rounded up to 1/1000th of a decimal place. Similarly, upon the surrender for exchange of a Winston Preferred Warrant, each holder thereof who would be entitled to an Adjusted Parent Warrant to purchase a fraction of a share of Parent Series A Preferred Stock (after aggregating all warrants to purchase fractional shares of Parent Series A Preferred Stock that otherwise would be received by such holder) shall receive from Parent, in respect of such warrant to purchase a fractional share of Parent Series A Preferred Stock, an Adjusted Parent Warrant to purchase a fractional share of Parent Series A Preferred Stock rounded up to 1/1000th of a decimal place.
     3.7 Lost, Stolen or Destroyed Certificates. If any Winston Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Winston Stock Certificate to be lost, stolen or destroyed and, if required by Parent, the written agreement by such Person to indemnify Parent and Surviving Corporation against any claim that may be made against it with respect to such Winston Stock Certificate, Parent will issue, subject to Section 9.3, in exchange for such lost, stolen or destroyed Winston Stock Certificate, Parent Common Stock or Parent Preferred Stock pursuant to this Agreement.
     3.8 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Winston Shares which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders properly exercising appraisal rights available under Section 262 of the DGCL (the “Winston Dissenting Shares”) shall be converted into the right to receive payment from Surviving Corporation with respect thereto and shall not be converted into or be exchangeable for the right to receive the shares of Parent Common Stock or Parent Preferred Stock unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. Winston Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Winston Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, shares of Parent Common Stock or Parent Preferred Stock in accordance with the terms of this Article III. Winston shall give (a) Parent prompt notice of any written demands for appraisal of any Winston Shares, attempted withdrawals of such demands and any other instruments, served pursuant to the DGCL and received by Winston relating to rights to be paid the “fair value” of Winston Dissenting Shares, as provided in Section 262 of the DGCL and (b) Parent the opportunity to participate in, and after the Closing, direct, all negotiations and proceedings with respect to demands for appraisal under the DGCL. Winston shall not, except with the prior written consent of Parent, voluntarily make or agree to make any payment with respect to any demands for appraisals of Winston Shares. Winston or Surviving Corporation, as applicable under Section 262 of the DGCL, shall comply with all notice requirements under such Section.
     3.9 Adjustment to Exchange Ratios. The parties acknowledge and agree that the exchange ratios set forth in Sections 3.1, 3.2 and 3.3 with respect to the number of shares of Parent Common Stock, Parent Preferred Stock, Adjusted Parent Options and Adjusted Parent Warrants to be received by Winston Stockholders and/or holders of Winston Options or Winston Preferred Warrants, respectively, as a result of the Merger, have been calculated based on, among other things, (a) the capitalization of Winston and Parent as of the date hereof as disclosed herein and in the Disclosure Schedule, (b) assuming the issuance of 4,187,413 shares of Winston Series B Preferred Stock pursuant to the Series B Agreement, and (c) the satisfaction of the Cash Closing Condition. Therefore, to the extent the capitalization of either Winston or Parent changes in any respect on or prior to the Effective Time (excluding the issuance of Winston Series B Preferred Stock, as contemplated by the Series B Closing Condition), then such ratios shall be adjusted proportionately so that each of the following groups shall achieve the following aggregate percentages of equity ownership of Parent on a fully diluted basis after giving effect to the Merger:

Holders of Winston Common Stock and Winston Options (collectively as a group)	63.00%

Holders of Winston Series A Preferred Stock	14.21%

Holders of Winston Series B Preferred Stock	10.23%

Holders of Winston Preferred Warrants	10.00%
     Furthermore, in the event that (i) there are more or less than 4,187,413 shares of Winston Series B Preferred Stock issued and outstanding at the Effective Time and the parties wish to waive the Series B Closing Condition, or (ii) Winston wishes to waive the Cash Closing Condition, then the parties must also agree in writing to amend the exchange ratios set forth in Sections 3.1, 3.2 and 3.3 prior to the Effective Time, and each such amendment shall require the approval of the holders of a majority of the Winston Series A Preferred Stock.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF WINSTON
     Except as set forth on the Disclosure Schedule delivered to Parent in connection with this Agreement (excluding those schedules that are required to be provided as set forth herein), Winston represents and warrants to Parent as of the date of this Agreement as follows:
     4.1 Organization and Standing. Winston is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Winston has the requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as currently conducted. Winston is presently qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect with respect to Winston. True and accurate copies of Winston’s Certificate of Incorporation (the “Winston Certificate”) and Winston’s Bylaws (the “Winston Bylaws”), each as in effect as of the date hereof and at the Closing, have been delivered to Parent.
     4.2 Corporate Power. Winston has all requisite legal and corporate power and authority to execute and deliver this Agreement and to carry out and perform its other obligations hereunder.
     4.3 Authorization. All action on the part of Winston and its officers, directors and security holders, as applicable, necessary for (i) the authorization, execution and delivery of this Agreement and (ii) the performance of its respective obligations hereunder, has been taken or will be taken prior to or upon the Closing, as applicable; provided, however, that Winston cannot consummate the Merger unless and until it receives the requisite stockholder approval. This Agreement has been duly executed by Winston and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes and will constitute a valid and legally binding obligation of Winston, except (i) as limited by Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) as limited by rules of Law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.
     4.4 Subsidiaries. Section 4.4 of the Disclosure Schedule sets forth the name, jurisdiction of organization, the authorized, issued and outstanding capital stock of each Subsidiary of Winston and the jurisdictions in which each such Subsidiary is qualified to do business. Winston does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity other than as set forth on Section 4.4 of the Disclosure Schedule. All the outstanding capital stock of each Subsidiary of Winston is owned directly or indirectly by Winston free and clear of all Liens or third party rights and of any restrictions on transfer, except for transfer restrictions of the federal and state securities laws, and is duly authorized, validly issued in compliance with applicable Laws, fully paid up and nonassessable. Each Subsidiary of Winston (i) is a corporation or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization; (ii) has the requisite power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (iii) is duly qualified to do business and is in good standing in every jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Winston or any such Subsidiary. Winston has heretofore made available complete and correct copies of the certificate of incorporation, bylaws and/or comparable charter documents of each of its Subsidiaries, as amended to date and as presently in effect. No Subsidiary of Winston is in material violation of any of the provisions of its certificate of incorporation, bylaws or comparable charter documents. Since its inception, Winston has not consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any Person.
     4.5 Noncontravention. The execution and delivery of this Agreement by Winston, and Winston’s performance of and compliance with the terms hereof, and the consummation of the Merger and the other transactions contemplated hereby, will not (a) result in any violation, breach or default, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under the Winston Certificate, the Winston Bylaws, the certificate of incorporation, by-laws or similar governing document of any other Acquired Entity, (b) result in any material violation, breach or default, be materially in conflict with or constitute, with or without the passage of time or giving of notice, a material default under any Winston Material Agreement or any Law, (c) require any consent or waiver under any Winston Material Agreement or any Law (other than any consents or waivers that have been obtained), (d) result in the creation of any Lien upon any of the properties or assets of any Acquired Entity, (e) trigger any right of cancellation, termination or acceleration under any Winston Material Agreement, (f) create any right of payment in any other Person (except as set forth herein), or (g) result in a Material Adverse Effect on any Acquired Entity.
     4.6 Capitalization.
          (a) The authorized capital stock of Winston on the date hereof and immediately prior to the Closing consists, and shall consist, of 60,000,000 shares of Winston Common Stock, of which 23,835,358 shares of Winston Common Stock are issued and outstanding, 30,000,000 shares of Winston Preferred Stock, 10,000,000 shares of which are designated Winston Series A Preferred Stock, of which 5,815,851 shares are issued and outstanding and convertible into Winston Common Stock on a one-for-one basis. At and as of the closing of the Series B Agreement and immediately prior to the Closing, Winston shall have designated 5,000,000 shares of Winston Series B Preferred Stock authorized, of which 4,187,413 shares shall be issued and outstanding and convertible into Winston Common Stock on a one-for-one basis. The Winston Common Stock and the Winston Preferred Stock have the rights, preferences, privileges and restrictions set forth in the Winston Certificate and under the Laws of the State of Delaware. All issued and outstanding shares of Winston’s capital stock have been duly authorized and validly issued in compliance with applicable Laws, and are fully paid and nonassessable and free and clear of Liens or third party rights and of any restrictions on transfer, except for transfer restrictions of the federal and state securities laws. Each holder of any capital stock of Winston is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act (an “Accredited Investor”) or a sophisticated purchaser as defined in Rule 506 of Regulation D promulgated under the Securities Act; provided that fewer than thirty-five (35) such holders are not Accredited Investors.
          (b) There are no options, warrants (other than the Winston Preferred Warrants, which represent the right to acquire 4,092,635 shares of Winston Series A Preferred Stock), preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution or other rights to purchase or acquire from any Acquired Entity any of such entity’s authorized and unissued capital stock. There are no rights to have the capital stock of any Acquired Entity registered for sale to the public in connection with the Laws of any jurisdiction, no agreements relating to the voting of voting securities of any Acquired Entity and no restrictions on the transfer of the capital stock or other equity securities of any Acquired Entity, other than those arising under applicable securities Laws. All outstanding shares, options and warrants of any Acquired Entity were issued pursuant to and in compliance with a valid exemption from registration under the Securities Act, and have been issued in compliance with applicable state securities Laws. The exercise price of each option to purchase or acquire from Winston any authorized and unissued capital stock was intended to constitute a price which is equal to or greater than the fair market value of the underlying shares on the date of grant, as then determined in good faith by the board of directors of Winston.
     4.7 Financial Statements. Schedule 4.7 to the Disclosure Schedule contains the audited consolidated financial statements of the Acquired Entities as of and for the twelve-month periods ended December 31, 2005 and 2006 and the unaudited consolidated balance sheet and statements of income and cash flow of the Acquired Entities as of and for the six-month period ended June 30, 2007 (collectively, the “Winston Financial Statements”). The Winston Financial Statements, together with the notes thereto (if any) have been prepared in accordance with GAAP, except that the unaudited Winston Financial Statements may not contain all footnotes required by GAAP. The Winston Financial Statements, together with the notes thereto (if any) fairly present in all material respects the financial condition, results of operations and cash flow of the Acquired Entities as of the dates and for the periods indicated therein, subject to normal year-end audit adjustments, which shall not be material, in the case of unaudited Winston Financial Statements. No event has occurred and nothing has come to the attention of the Acquired Entities since December 31, 2006 to indicate that the Winston Financial Statements did not fairly present in material respects the financial condition, results of operations and cash flow of the Acquired Entities as of the dates and for the periods indicated therein. Except as set forth in the Winston Financial Statements, the Acquired Entities have no liabilities of any nature, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to June 30, 2007 that do not exceed, in the aggregate, $50,000, and (ii) obligations under contracts and commitments incurred in the ordinary course of business since June 30, 2007, which, individually or in the aggregate, are not material to the financial condition or operating results of any Acquired Entity.

     4.8 Absence of Certain Changes or Events. Since December 31, 2006, (i) there has been no event, occurrence or development that, individually or in the aggregate, has resulted in or could reasonably be expected to result in a Material Adverse Effect on any Acquired Entity or which, if taken after the date hereof and prior to Closing, would constitute a breach of the covenants set forth in Section 6.10, (ii) no Acquired Entity has incurred any liabilities which exceed, in the aggregate, $25,000, and (iii) no Acquired Entity has (a) altered its method of accounting or the identity of its auditors, (b) declared or made any dividend or distribution of cash or other property to its equity holders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock or other equity security, (c) issued any equity securities or securities convertible into or exchangeable for any equity securities or (d) made any material Tax elections, changed any methods of Tax accounting, amended any material Tax Returns, or settled any Tax controversy or claim. No Acquired Entity has taken any steps to seek protection pursuant to any bankruptcy Law nor does any Acquired Entity have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or of any fact that would reasonably lead a creditor to do so. No Acquired Entity is Insolvent as of the date hereof, nor will any Acquired Entity be Insolvent after giving effect to the transactions contemplated hereby to occur at the Closing.
     4.9 Material Contracts. A list of the oral and written material agreements of the Acquired Entities is set forth on Schedule 4.9 of the Disclosure Schedule (each, a “Winston Material Agreement”). The applicable Acquired Entity, and, to the Acquired Entities’ knowledge, each other party thereto, has in all material respects performed all the obligations required to be performed by them to date (or such non-performing party has received a valid, enforceable and irrevocable written waiver with respect to its non performance), and have received no written notice of default and are not in default (with due notice or lapse of time or both), under any Winston Material Agreement which would permit termination, modification, acceleration or material payment under any Winston Material Agreement. The Acquired Entities have no knowledge of any breach or anticipated breach by the other party to any Winston Material Agreement.
     4.10 Intellectual Property.
          (a) An Acquired Entity owns or licenses for use (with a right of sublicense) all of the Intellectual Property that is necessary for the business of the Acquired Entities as presently conducted (“Winston Intellectual Property”). Schedule 4.10 of the Disclosure Schedule contains a complete list of invention disclosures and patents and patent applications, trademark applications and registrations, copyright registrations, and domain name registrations owned or licensed by any Acquired Entity within Winston Intellectual Property. The Winston Intellectual Property disclosed (or required to be disclosed) on Schedule 4.10 includes all inventions, patents and patent applications currently owned, or owned within the prior 3 years, by Joel E. Bernstein, M.D. relating to the discovery and development of products for pain management, other than those previously assigned to Gideon Pharmaceuticals, Inc., which inventions, patents and patent applications are not directly competitive with the Winston Intellectual Property. To Winston’s or any other Acquired Entities’ knowledge, neither the material pre-clinical and clinical development candidates and processes to make such candidates of any Acquired Entity, nor any other products or potential products within Winston Intellectual Property, infringe or will infringe on the valid and subsisting Intellectual Property rights of others or, to the Acquired Entities’ knowledge, any other rights of others. No claim is pending or, to the Acquired Entities’ knowledge, threatened, alleging any such infringement or with respect to the ownership, validity, license or use of, or any infringement resulting from, either the Winston Intellectual Property or the sale of any material products or services by any Acquired Entity. No loss or expiration of the Winston Intellectual Property is pending or, to the Acquired Entities’ knowledge, threatened. There are no outstanding options, licenses or other agreements relating to the Winston Intellectual Property, and no Acquired Entity is bound by or a party to any options, licenses or agreements with respect to the Intellectual Property of any other person or entity. To Winston’s or any other Acquired Entities’ knowledge, no Acquired Entity is in violation of any license, sublicense, or other agreements to which it is a party or otherwise bound relating to any Intellectual Property. No Acquired Entity is obligated to make any payments by way of royalties, fees or otherwise to any owner or licensor of or claimant to any Intellectual Property with respect to the use thereof in connection with the conduct of its business as presently conducted. There are no agreements, understandings, instruments, contracts, judgments, orders or decrees to which any Acquired Entity is a party or by which it is bound that involve indemnification by such Acquired Entity with respect to infringements of Intellectual Property. To the Acquired Entities’ knowledge, all registrations owned by or on behalf of any Acquired Entity are valid and in full force and effect, and applications to governmental or regulatory authorities in respect of such Winston Intellectual Property, are currently pending and have not been rejected. To the Acquired Entities’ knowledge, no other Person is infringing on the Winston Intellectual Property.
          (b) Each current officer, employee and consultant of each Acquired Entity has executed a Confidentiality Agreement or a Secrecy, Invention and Noncompetition Agreement (as set forth on Schedule 4.10(b)), substantially in the form(s) delivered to Parent, and each such agreement remains in full force and effect pursuant to its terms. To the Acquired Entities’ knowledge, no officer or employee or consultant is in violation of such agreement or of any prior employee contract, proprietary information agreement or other agreement relating to the right of any such individual to be employed by, or to contract with, any Acquired Entity, and, to the Acquired Entities’ knowledge, the continued employment by each Acquired Entity of its present employees, and the performance of its contracts with its independent contractors, will not result in any such violation. No Acquired Entity has received any written notice alleging that any such violation has occurred.
          (c) The Merger does not and will not materially or adversely affect any rights of Surviving Corporation or its Subsidiaries to use any Winston Intellectual Property.

          (d) No current or former Winston employee or independent contractor has any rights in or to any Winston Intellectual Property by virtue of or relating to his, her or its employment or engagement by Winston.
     4.11 Title to Properties and Assets; Liens. The Acquired Entities have good and marketable title to their respective properties and assets, and have good title to all their respective leasehold interests, in each case subject to no Lien or lease, other than (i) for Liens for current taxes not yet due and payable, and provided for on the applicable financial statements, and (ii) de minimis Liens and defects in title which do not in any case, individually or in the aggregate, materially detract from the value, continued ownership, use or operation of the property subject thereto or materially impair business operations, and that have not arisen otherwise than in the ordinary course of business (the “Permitted Liens”). With respect to the property and assets it leases, each Acquired Entity is in compliance with such leases in all material respects and holds a valid leasehold interest free of all Liens other than Permitted Liens. Each Acquired Entity’s properties and assets are in good condition and repair in all material respects. The Acquired Entities do not currently own, and have never owned, any real property.
     4.12 Compliance with Laws. No Acquired Entity is in material violation of, default under or breach of any provision of any Law or any agreement, instrument, mortgage, deed of trust, loan, contract, commitment, judgment, decree, order or obligation to which it is a party or by which it or any of its properties or assets are bound. Each Acquired Entity has made available to Parent copies of all written communications to and from the FDA for review. The Acquired Entities are in compliance, in all material respects, with all of the terms and requirements of FDA regulations under applicable Law; and no Acquired Entity has, nor to the knowledge of any Acquired Entity have any of their officers, employees, or agents acting on their behalf, made an untrue or fraudulent statement to the FDA, failed to disclose a material fact to the FDA or committed an act, made a written submission or failed to make a written submission, that could reasonably be expected to cause the FDA subsequent to the Merger to take formal regulatory action against any Acquired Entity.
     4.13 Litigation. There is no material action, suit, proceeding or investigation pending or, to any Acquired Entity’s knowledge, threatened against or affecting any Acquired Entity or its properties or rights before any court or by or before any Governmental Authority. The foregoing includes, without limitation, actions pending or, to any Acquired Entity’s knowledge, threatened involving the prior employment or engagement of any of employees or contractors of any Acquired Entity or any information or techniques allegedly proprietary to any of such employees’ or contractor’s former employers or clients, or their obligations under any agreements with prior employers or clients. No Acquired Entity is a party or subject to, and none of its respective assets is bound by, the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority. There is no action, suit or proceeding initiated by any Acquired Entity currently pending or which any Acquired Entity intends to initiate.

     4.14 Governmental Consents. No consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of any Acquired Entity is required in connection with the valid execution and delivery of this Agreement or the consummation of any transaction contemplated hereby.
     4.15 Permits. Each Acquired Entity has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, No Acquired Entity is in default in any material respect under any of such franchises, permits, licenses, or other similar authority.
     4.16 Brokers or Finders. No Acquired Entity has engaged any brokers, finders or agents, and no Acquired Entity has incurred, or will incur, directly or indirectly, as a result of any action taken by such Acquired Entity or any of its affiliates, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby.
     4.17 Tax Returns and Payments. Winston and each other Acquired Entity has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by it, if any, and all such Tax Returns are true and complete in all material respects, and has paid all Taxes, assessments, fees and charges owed by any Acquired Entity (regardless of whether shown on any such Tax Return). Winston and each other Acquired Entity, as applicable, has properly accrued on the Winston Financial Statements for the payment of all Taxes, assessments, fees and charges payable by it that are not yet due and payable. No Acquired Entity has been advised in writing (a) that any of its Tax Returns have been or are being audited or (b) of any deficiency in assessment or proposed adjustment to its federal, state or other Taxes. No assessment or proposed adjustment of any Acquired Entity’s Taxes is pending. No Acquired Entity is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made in writing by a Governmental Authority in a jurisdiction where any Acquired Entity does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens filed on any of the assets of any Acquired Entity that arose in connection with the failure or alleged failure to pay any Tax. Each Acquired Entity has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, director, independent contractor or third party. No Acquired Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. No Acquired Entity has entered into a closing agreement pursuant to Section 7121 of the Code or any equivalent provision of state, local or foreign law. No Acquired Entity has made any payments, or is or will become obligated under any contract entered into on or before the Closing Date to make any payments in connection with the transactions contemplated by this Agreement, or in connection with a combination of the transactions contemplated by this Agreement and any other event, that will be non-deductible under Code Section 280G or subject to the excise tax under Code Section 4999 or that would give rise to any obligation to indemnify any Person for any excise tax payable pursuant to Code Section 4999. No Acquired Entity is a party to or bound by any Tax allocation or Tax sharing agreement or, to its knowledge, has any current or potential obligation to indemnify any other Person with respect to Taxes. Except for consolidated income tax liabilities of any wholly-

owned corporate Subsidiaries it has owned since their inception, neither Winston nor any Acquired Entity has any liability for taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign income Tax Law), or as transferee, successor, by contract or otherwise. References in this Section to Winston include references to any and all Subsidiaries of Winston that may affect its liability. No Acquired Entity has participated in any reportable transaction as contemplated in Treasury Regulations Section 1.6011-4. No Acquired Entity will be required, as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Sections 481(c) or 263A of the Code (or any equivalent provision of state, local, or foreign law) in taxable income for any taxable period (or portion thereof) beginning after the Closing. No Acquired Entity has been a member of an affiliated group (as defined in Section 1504 of the Code), filed or been included in a combined, consolidated or unitary income Tax Return (in each case other than with respect to a consolidated Tax group of which Winston is the common parent), nor is any a partner, member, owner or beneficiary of any entity treated as a partnership or a trust for Tax purposes. No Acquired Entity has made any payments, nor will any become obligated under any contract entered into on or before the Closing Date to make any payments, that it reasonably believes would not be fully deductible under Section 162(m) of the Code. Winston is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. True, correct and complete copies of all income and sales Tax Returns filed by or with respect to the Acquired Entities for the past six years have been furnished or made available to Parent. Winston and the Acquired Entities have no deferred intercompany transactions within the meaning of Treasury Regulations Section 1.1502-13, and neither Winston nor any Acquired Entity has an excess loss in the stock or equity of any entity as contemplated in Treasury Regulations Section 1.1502-19. To the knowledge of the Acquired Entities, none of the assets of the Acquired Entities is “tax-exempt use property” within the meaning of Section 168(h) of the Code; and none of the assets of the Acquired Entities is required to be or is being depreciated pursuant to the alternative depreciation system under Section 168(g)(2) of the Code. There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of any of the Acquired Entities under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign law). No Acquired Entity is subject to Tax in, engaged in business in, nor does any have a permanent establishment in, any foreign jurisdiction. No Acquired Entity has entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8. No Acquired Entity has transferred an intangible asset the transfer of which would be subject to the rules of Section 367(d) of the Code.
     4.18 Employees. The employment of each employee of an Acquired Entity is terminable at will. No employee of any Acquired Entity has been granted the right to continued employment by such Acquired Entity or to any material compensation following termination of employment with such Acquired Entity. To the Acquired Entities’ knowledge, no employee of any Acquired Entity, nor any consultant with whom any Acquired Entity has contracted, is in violation of any term of any employment contract, noncompetition or proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, any

Acquired Entity; and to the Acquired Entities’ knowledge, the continued employment by any Acquired Entity of its present employees, and the performance of such Acquired Entity’s contracts with its independent contractors, will not result in any such violation. Neither the execution or delivery of this Agreement, nor the carrying on of any Acquired Entity’s business by the employees and independent contractors of such Acquired Entity, nor the conduct of such Acquired Entity’s business as now conducted, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, written covenant or instrument under which any such employee or independent contractor is now obligated and of which any Acquired Entity is aware. No Acquired Entity has received any written notice alleging that any such violation has occurred. No Acquired Entity is in default with respect to any obligation to any of its employees. No employee of any Acquired Entity is represented by any labor union or covered by any collective bargaining agreement. There is no pending or, to the Acquired Entities’ knowledge, threatened dispute involving any Acquired Entity and any employee or group of its employees. Each Acquired Entity has complied and is currently complying in all material respects with all applicable Laws relating to employment and employment practices, terms and conditions of employment, and wages and hours.
     4.19 Employee Benefit Plans.
          (a) Schedule 4.19 of the Disclosure Schedule sets forth a correct and complete list of all Winston Employee Benefit Plans. Each Winston Employee Benefit Plan, and its related documents and reports, has been provided to Parent. No Winston Employee Benefit Plan is subject to Title IV of ERISA, or Section 412 of the Code, is or has been subject to Sections 4063 or 4064 of ERISA, or is a multi-employer welfare arrangement as defined in Section 3(40) of ERISA. Neither Winston nor any ERISA Affiliate has any obligation or liability, contingent or otherwise, under Title IV of ERISA with respect to any “pension plan” as defined in Section 3(2) of ERISA. Neither Winston nor any of it ERISA Affiliates has ever participated in and has never been required to contribute to any “multi employer plan,” as defined in Sections 3(37)(A) and 4001(a)(3) of ERISA and Section 414(f) of the Code or any “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. No Winston Employee Benefit Plan provides for, nor does Winston or any of its Subsidiaries have any liability for post-employment life insurance or health benefit coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and at the expense of the participant or the participant’s beneficiary.
          (b) The Winston Employee Benefit Plans have been maintained in all material respects in accordance with their terms and with all provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable federal and state Laws and regulations.
          (c) To Winston’s knowledge, there are no pending actions, claims or lawsuits that have been asserted or instituted against any Winston Employee Benefit Plan, the assets of any of the trusts under any Winston Employee Benefit Plan or the sponsor of any Winston Employee Benefit Plan, or, to the knowledge of Winston, against any fiduciary or administrator of any Winston Employee Benefit Plan with respect to the operation of any Winston Employee Benefit Plan (other than routine benefit claims), nor does Winston have any knowledge of facts that could reasonably be expected to form the basis for any such claim or lawsuit.

          (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will (i) result in any payment becoming due to any current or former employee, officer, director or consultant of any Acquired Entity, (ii) increase any benefits otherwise payable under any Winston Employee Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any rights with respect to any such benefits under any Winston Employee Benefit Plan or (iv) require any contributions or payments to fund, or any security to secure, any obligations under any Winston Employee Benefit Plan. There are no Winston Employee Benefit Plans that, individually or collectively, could give rise to the payment in connection with the transactions contemplated by this Agreement, or in connection with a combination of the transactions contemplated by this Agreement and any other event, of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.
          (e) With respect to each Winston Employee Benefit Plan intended to qualify under Code Section 401(a) or 403(a), (i) the Internal Revenue Service has issued a favorable determination letter, which has not been revoked, that any such plan is tax-qualified and each trust created thereunder has been determined by the Internal Revenue Service to be exempt from federal income tax under Code Section 501(a); (ii) nothing has occurred or will occur through the Closing which would cause the loss of such qualification or exemption or the imposition of any penalty or tax liability; (iii) no reportable event (within the meaning of Section 4043 of ERISA) has occurred; (iv) there has been no termination or partial termination of such plan within the meaning of Code Section 411(d)(3); and (v) the present value of all liabilities under any such plan will not exceed the current fair market value of the assets of such plan (determined using the actuarial assumption used for the most recent actuarial valuation for such plan).
          (f) There are no leased employees or independent contractors within the meaning of Section 414(n) of the Code who perform services for any Acquired Entity.
          (g) The exercise price of each option to purchase or acquire from Winston any of Winston’s’ authorized and unissued capital stock was intended to constitute a price which is equal to or greater than the fair market value (in accordance with Section 409A of the Code) of the underlying shares on the date of grant, as then determined in good faith by Winston’s board of directors.
     4.20 Obligations of Management. Each officer and key employee of an Acquired Entity is currently devoting at least 80% of his or her business time to the conduct of the business of such Acquired Entity. No Acquired Entity is aware that any officer or key employee of such Acquired Entity is planning to work less than 80% of his or her business time at such Acquired Entity in the future. To the Acquired Entities’ knowledge, no officer or key employee is currently working or plans to work for a competitive enterprise, whether or not such officer or key employee is or will be compensated by such enterprise or is planning to leave the employ of any Acquired Entity.

     4.21 Obligations to Related Parties. There are no loans, leases, agreements, understandings, commitments or other continuing transactions between any Acquired Entity and any employee, officer, director or member of his or her immediate family or stockholder of an Acquired Entity or member of his or her immediate family or any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any of the foregoing persons. To the Acquired Entities’ knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which any Acquired Entity is affiliated or with which any Acquired Entity has a business relationship, or any firm or corporation that competes with any Acquired Entity, except in connection with the ownership of stock of publicly-traded companies (but not exceeding 2% of the outstanding capital stock of any such company). No employee, officer, or director or, to the Acquired Entities’ knowledge, any stockholder of any Acquired Entity (other than any preferred stockholder) or member of any of the foregoing persons’ immediate families, or any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any of the foregoing persons, has, directly or indirectly, any financial interest in any material contract with any Acquired Entity (other than such contracts as relate to any such person’s ownership of capital stock or other securities of Winston or employment by Winston). No Acquired Entity is a guarantor or indemnitor of any Indebtedness of any other Person.
     4.22 Insurance. Each Acquired Entity has in full force and effect general commercial, clinical trial, product liability, fire and casualty insurance policies and insurance against other hazards, risks and liabilities to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated and sufficient in amount to allow it to replace any of its material properties or assets that might be damaged or destroyed or sufficient to cover insurable liabilities to which such Acquired Entity may reasonably become subject.
     4.23 Environmental Laws. Each Acquired Entity is in compliance in all material respects with all applicable environmental Laws, rules and regulations. There is no environmental litigation or other environmental proceeding pending or, to the Acquired Entities’ knowledge, threatened, by any Governmental Authority or others with respect to the business of the Acquired Entities. To the Acquired Entities’ knowledge, no state of facts exists as to environmental matters or Hazardous Substances that involves the reasonable likelihood of a material capital expenditure by any Acquired Entity or that may otherwise have a Material Adverse Effect on any Acquired Entity. To the Acquired Entities’ knowledge, no Hazardous Substances have been used, treated, stored or disposed of, or otherwise deposited, in or on the properties owned or leased by any Acquired Entity in violation of any applicable environmental Laws.

     4.24 Internal Controls. The Acquired Entities maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Acquired Entities have disclosed to Winston’s outside auditors (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Acquired Entities’ ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Acquired Entities’ internal controls over financial reporting.
     4.25 Customers and Suppliers. No customer which individually accounted for ten percent (10%) or more of the Acquired Entities’ aggregate gross revenues during the twelve (12) month period preceding the date hereof, and no significant or single source supplier of the Acquired Entities has canceled, materially diminished or otherwise terminated, or communicated any written threat to any Acquired Entity to cancel, materially diminish or otherwise terminate its relationship with any Acquired Entity, and no Acquired Entity has any knowledge of any basis for any of the foregoing.
     4.26 Products. All products which have ever been sold through any Acquired Entity have been merchantable and free from material defects in material or workmanship for the term of any applicable warranties and under the conditions of any express or implied specifications and warranties arising under Law. No Acquired Entity has received any claims based on alleged breach of product warranty arising from any applicable sale of any products or has any liability for any injury to persons or property relating to any such products. No Acquired Entity currently sells or offers for sale any products.
     4.27 Disclosure. All written disclosures provided by the Acquired Entities to Parent and Merger Sub regarding the Acquired Entities, their respective businesses and the transactions contemplated hereby, furnished by or on behalf of any Acquired Entity are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
ARTICLE V
REPRESENTATIONS, WARRANTIES OF THE PARENT AND MERGER SUB
     Except as set forth in the SEC Reports or on the Disclosure Schedule delivered to Winston in connection with this Agreement (excluding those schedules required to be provided as set forth herein), each of Parent and Merger Sub represents and warrants to Winston as of the date of this Agreement as follows:
     5.1 Organization and Standing. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as currently conducted. Parent is presently qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect with respect to Parent. True and accurate copies of Parent’s Certificate of Incorporation (the “Parent Certificate”), Parent’s Bylaws (the “Parent Bylaws”), Merger Sub’s Certificate of Incorporation (the “Merger Sub Certificate”), Merger Sub’s Bylaws (the “Merger Sub Bylaws”), each as in effect as of the date hereof and at the Closing, have been delivered to Winston.

     5.2 Corporate Power. Each of Parent and Merger Sub has all requisite legal and corporate and other power and authority to execute and deliver this Agreement and to carry out and perform its other obligations hereunder.
     5.3 Authorization. All corporate and other action on the part of each of Parent and Merger Sub, their respective directors and stockholders, as applicable, necessary for the (i) due authorization, execution and delivery of this Agreement and (ii) performance of all obligations of Parent and Merger Sub hereunder has been taken or will be taken prior to or upon the Closing, as applicable. The board of directors of Merger Sub has resolved to recommend that Parent, the sole shareholder of Merger Sub, approve and adopt this Agreement. The approval of Parent’s shareholders is not required for approval and adoption of this Agreement. This Agreement has been duly executed by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes and will constitute a valid and legally binding obligation of each of Parent and Merger Sub, except (i) as limited by Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) as limited by rules of Law governing specific performance, injunctive relief or other equitable remedies and by general principles of equity.
     5.4 Authorized Securities. The shares of Parent Common Stock and Parent Preferred Stock issuable pursuant to Article III of this Agreement shall be duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens and shall not be subject to preemptive or similar rights of stockholders. The Adjusted Parent Options and Adjusted Parent Warrants shall be duly issued and authorized when issued in accordance with this Agreement and any share of Parent Common Stock or Parent Preferred Stock issued upon the exercise thereof according to their respective terms, as applicable, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens and shall not be subject to preemptive or similar rights of stockholders.
     5.5 Noncontravention. The execution and delivery of this Agreement by Parent and Merger Sub, and Parent’s and Merger Sub’s performance of and compliance with the terms hereof, or the consummation of the Merger and the other transactions contemplated hereby, will not (a) result in any violation, breach or default, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under the Parent Certificate, the Merger Sub Certificate, the Parent Bylaws, or the Merger Sub

Bylaws, (b) result in any material violation, breach or default, be materially in conflict with or constitute, with or without the passage of time or giving of notice, a material default under any Parent Material Agreement or any Law, (b) require any consent or waiver under any Parent Material Agreement or any Law (other than any consents or waivers that have been obtained), (c) result in the creation of any Lien upon any of the properties or assets of Parent, (d) trigger any right of cancellation, termination or acceleration under any Parent Material Agreement, (e) create any right of payment in any Person (except as contemplated herein), or (f) result in a Material Adverse Effect on Parent or Merger Sub.
     5.6 Subsidiaries. Other than its interest in Merger Sub, Parent does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association, other business entity or person. Parent is not a participant in any joint venture, partnership or similar arrangement. Parent has not during the period covered by the SEC Reports consolidated or merged with, acquired all or substantially all of the assets of, or acquired the stock of or any interest in any Person.
     5.7 Capitalization.
          (a) The authorized capital stock of Parent on the date hereof consists of 499,000,000 shares of Parent Common Stock, of which 18,332,896 shares of Parent Common Stock are issued and outstanding, and 1,000,000 shares of preferred stock, par value $0.001, of which none are issued and outstanding. The Parent Common Stock has the rights, preferences, privileges and restrictions set forth in the Parent Certificate (including the Certificates of Designations) and under the Laws of the State of Delaware. All issued and outstanding shares of Parent’s capital stock have been duly authorized and validly issued in compliance with applicable Laws, and are fully paid and nonassessable and free and clear of Liens or third party rights and of any restrictions on transfer, except for transfer restrictions of the federal and state securities laws. The Parent Common Stock constitutes the only class of equity securities of Parent registered under the Exchange Act.
          (b) There are no options, warrants, preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution or other rights to purchase or acquire from Parent any of Parent’s authorized and unissued capital stock. There are (i) no rights to have Parent’s capital stock registered for sale to the public in connection with the Laws of any jurisdiction, (ii) to the Parent’s knowledge, no agreements relating to the voting of Parent’s voting securities and (iii) no restrictions on the transfer of Parent’s capital stock or other equity securities, other than those arising under applicable securities Laws. All outstanding shares, options and warrants were issued pursuant to a valid registration statement filed with the SEC or an exemption from registration under the Securities Act and have been issued in material compliance with applicable state securities Laws.

     5.8 SEC Reports; Financial Statements. Parent has duly filed all required registration statements, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC under the Exchange Act, including pursuant to Sections 13(a) or 15(d) thereof, from the date Parent became obligated to make such filings (the foregoing materials (together with any materials filed by Parent under the Exchange Act, whether or not required) being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. Prior to the Effective Date, Parent will deliver to Winston, in the form filed with the SEC (including any amendments thereto) all reports or registration statements filed by Parent with the SEC since September 30, 2007. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial condition, results of operations and cash flows of Parent as of the dates, and for the periods, indicated therein, subject, in the case of unaudited statements, to normal, year-end audit adjustments. Parent has heretofore made available or promptly will make available to Winston a complete and correct copy of any amendments or modifications which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Exchange Act.
     5.9 Absence of Changes. Since June 30, 2007, except as disclosed in the SEC Reports filed as of the date hereof, or in Schedule 5.9 of the Disclosure Schedule or incident to the transactions contemplated hereby or in connection with the Merger, (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or that would reasonably be expected to result in a Material Adverse Effect on Parent, or which, if taken after the date hereof and prior to Closing, would constitute a breach of the covenants set forth in Section 6.10, (ii) Parent has not incurred any liabilities which exceed, in the aggregate, $25,000, (iii) Parent has not altered its method of accounting or the identity of its auditors, (iv) Parent has not declared or made any dividend or distribution of cash or other property to its stockholders, in their capacities as such, or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) Parent has not issued any equity securities or securities convertible into or exchangeable for any equity securities. Parent has not taken any steps to seek protection pursuant to any bankruptcy Law nor does Parent have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact that would reasonably lead a creditor to do so. Parent is not Insolvent as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent.

     5.10 Sarbanes-Oxley Act. Parent and, to Parent’s knowledge, each of its officers and directors are in compliance with, and have complied, in each case in all material respects, with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the related rules and regulations promulgated under or pursuant to the Exchange Act. Each SEC Report containing financial statements that has been filed with or submitted to the SEC by Parent was accompanied by the certifications required to be filed or submitted by the Parent’s chief executive officer and/or chief financial officer, as required, pursuant to the Exchange Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied in all material respects with the Exchange Act. Neither Parent nor, to Parent’s knowledge, any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing such certifications.
     5.11 Internal Controls. Neither Parent (including, to Parent’s knowledge, any employee thereof) nor the Parent’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness in the design or operation of internal controls utilized by Parent (other than a significant deficiency or material weakness that has been disclosed to the board of directors of Parent, and, in the case of a material weakness, that has been disclosed as required in the SEC Reports), (B) any fraud, whether or not material, that involves Parent’s management or other employees who have a significant role in the preparation of financial statements or the internal controls utilized by Parent or (C) any claim or allegation regarding any of the foregoing (other than claims or allegations that have been duly investigated and found not to involve any of the foregoing).
     5.12 Material Contracts. A list of the oral and written material agreements of Parent are included as exhibits to the SEC Reports (each, a “Parent Material Agreement”). Parent and to Parent’s knowledge, each other party thereto, has in all material respects performed all the obligations required to be performed by them to date (or such non performing party has received a valid, enforceable and irrevocable written waiver with respect to its non performance), has received no written notice of default and are not in default (with due notice or lapse of time or both) under any Parent Material Agreement which would permit termination, modification, acceleration or material payment under any Parent Material Agreement. Parent has no knowledge of any breach or anticipated breach by the other party to any Parent Material Agreement.
     5.13 Title to Properties and Assets; Liens. Parent has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no Lien, other than Permitted Liens. With respect to the property and assets it leases, Parent is in compliance with such leases in all material respects and holds a valid leasehold interest free of all Liens. Parent’s properties and assets are in good condition and repair in all material respects. Parent does not currently own, and has never owned, any real property.

     5.14 Compliance with Laws. Neither Parent nor Merger Sub is in material violation of, default under or breach of any provision of any agreement, instrument, mortgage, deed of trust, loan, contract, commitment, judgment, decree, order or obligation to which it is a party or by which it or any of its properties or assets are bound. Neither Parent nor Merger Sub is in material violation of any provision of any Law.
     5.15 Litigation. There is no material action, suit, proceeding or investigation pending or, to Parent’s knowledge, threatened against or affecting Parent, Merger Sub or any of their respective properties or rights before any court or by or before any Governmental Authority. Neither Parent nor Merger Sub is party or subject to, and none of their respective assets is bound by, the provisions of any order, writ, injunction, judgment or decree of any Governmental Authority. There is no action, suit or proceeding initiated by Parent currently pending or which Parent intends to initiate.
     5.16 Governmental Consents. No consent, approval or authorization of or registration, qualification, designation, declaration or filing with any governmental authority on the part of Parent is required in connection with the valid execution and delivery of this Agreement or the consummation of any transaction contemplated hereby, except the qualification or registration (or taking such action as may be necessary to secure an exemption from qualification or registration, if available) of the offer, issuance and sale of the shares of Parent Common Stock, Parent Preferred Stock, Adjusted Parent Options, Adjusted Parent Warrants and the securities of Parent issuable upon conversion or exercise of the Adjusted Parent Options and Adjusted Parent Warrants under applicable federal and state securities Laws.
     5.17 Permits. Parent has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it. Parent is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.
     5.18 Brokers or Finders. Parent has not engaged any brokers, finders or agents, and Parent has not incurred, and will not incur, directly or indirectly, as a result of any action taken by Parent or any of its affiliates, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby.
     5.19 Tax Returns and Payments. Parent has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by it, if any, and all such Tax Returns are true and complete in all material respects, and has paid all Taxes, assessments, fees and charges owed by it (regardless of whether shown on any such Tax Return). Parent has properly accrued on the financial statements contained in the SEC Reports for the payment of all Taxes, assessments, fees and charges payable by it that are not yet due and payable. Parent has not been advised in writing (a) that any of its Tax Returns have been or are being audited or (b) of any deficiency in assessment or proposed adjustment to its federal, state or other Taxes. No assessment or proposed adjustment of Parent’s Taxes is pending. Parent is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made in writing by a Governmental Authority in a jurisdiction where Parent does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens filed on any of the assets of Parent that arose in connection with the failure or alleged failure to pay any Tax. Parent has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, director, creditor, independent contractor or third party. Parent has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Parent has not entered into a closing agreement pursuant to Section 7121 of the Code or any equivalent provision of state, local or foreign law. Parent has not made any payments, and is not and will not become obligated under any contract entered into on or before the Closing Date to make any payments, in connection with the transactions contemplated by this Agreement, or in connection with a combination of the transactions contemplated by this Agreement and any other event, that will be non-deductible under Code Section 280G or subject to the excise tax under Code Section 4999 or that would give rise to any obligation to indemnify any person for any excise tax payable pursuant to Code Section 4999. Parent is not a party to or bound by any Tax allocation or Tax sharing agreement or, to its knowledge, has any current or potential obligation to indemnify any other person with respect to Taxes. Except for consolidated income tax liabilities of any wholly-owned corporate Subsidiaries it has owned since their inception, Parent does not have any liability for taxes of any person under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign income Tax Law), or as transferee, successor, by contract or otherwise. References in this Section to Parent include references to any and all Subsidiaries of Parent that may affect its liability. Parent has not participated in any reportable transaction as contemplated in Treasury Regulations Section 1.6011-4. Neither Parent nor any Subsidiary of Parent will be required, as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Sections 481(c) or 263A of the Code (or any equivalent provision of state, local, or foreign law) in taxable income for any taxable period (or portion thereof) beginning after the Closing. Neither Parent nor any Subsidiary of Parent has been a member of an affiliated group (as defined in Section 1504 of the Code), filed or been included in a combined, consolidated or unitary income Tax Return (in each case other than with respect to a consolidated Tax group of which Parent is the common parent), nor is any a partner, member, owner or beneficiary of any entity treated as a partnership or a trust for Tax purposes. Neither Parent nor any Subsidiary of Parent has made any payments, nor will any become obligated under any contract entered into on or before the Closing Date to make any payments, that it reasonably believes would not be fully deductible under Section 162(m) of the Code. Parent is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. True, correct and complete copies of all income and sales Tax Returns filed by or with respect to the Parent and any Subsidiary of Parent for the past six years have been furnished or made available to Winston. Parent and any Subsidiary of Parent have no deferred intercompany transactions within the meaning of Treasury Regulations Section 1.1502-13, and neither Parent nor any Subsidiary of Parent has an excess loss in the stock or equity of any entity as contemplated in Treasury Regulations Section 1.1502-19. To the knowledge of Parent, none of the assets of Parent or its Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Code; and none of the assets of the Parent or its Subsidiaries is required to be or is being depreciated pursuant to the alternative depreciation system under Section 168(g)(2) of the Code. There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of any of Parent or its Subsidiaries under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign law). Neither Parent nor any of its Subsidiaries is subject to Tax in, engaged in business in, nor does any have a permanent establishment in, any foreign jurisdiction. Neither Parent nor any of its Subsidiaries has entered into a gain recognition agreement pursuant to Treasury Regulation Section 1.367(a)-8. Neither Parent nor any of its Subsidiaries has transferred an intangible asset the transfer of which would be subject to the rules of Section 367(d) of the Code.
     5.20 Employees. To Parent’s knowledge, no employee of Parent, nor any consultant with whom Parent has contracted, is in violation of any term of any employment contract, noncompetition or proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, Parent. Parent has provided Winston with copies of all such agreements. Parent has not received any written notice alleging that any such violation has occurred. Parent is not in default with respect to any obligation to any of its employees. No employee of Parent is represented by any labor union or covered by any collective bargaining agreement. There is no pending or, to Parent’s knowledge, threatened dispute involving Parent and any employee or group of its employees. Parent has complied and is currently complying in all material respects with all applicable Laws relating to employment and employment practices, terms and conditions of employment, and wages and hours.
     5.21 Employee Benefit Plans.
          (a) Schedule 5.21 of the Disclosure Schedule sets forth a correct and complete list of all Parent Employee Benefit Plans. Each Parent Employee Benefit Plan, and its related documents and reports, has been provided to Winston. No Parent Employee Benefit Plan is subject to Title IV of ERISA, or Section 412 of the Code, is or has been subject to Sections 4063 or 4064 of ERISA, or is a multi-employer welfare arrangement as defined in Section 3(40) of ERISA. Neither Parent nor any ERISA Affiliate has any obligation or liability, contingent or otherwise, under Title IV of ERISA with respect to any “pension plan” as defined in Section 3(2) of ERISA. Neither Parent nor any of it ERISA Affiliates has ever participated in and has never been required to contribute to any “multi employer plan,” as defined in Sections 3(37)(A) and 4001(a)(3) of ERISA and Section 414(f) of the Code or any “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. No Parent Employee Benefit Plan provides for, nor does Parent or any of its Subsidiaries have any liability for post-employment life insurance or health benefit coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and at the expense of the participant or the participant’s beneficiary.
          (b) The Parent Employee Benefit Plans have been maintained in all material respects in accordance with their terms and with all provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable federal and state Laws and regulations.

          (c) To Parent’s knowledge, there are no pending actions, claims or lawsuits that have been asserted or instituted against any Parent Employee Benefit Plan, the assets of any of the trusts under any Parent Employee Benefit Plan or the sponsor of any Parent Employee Benefit Plan, or, to the knowledge of Parent, against any fiduciary or administrator of any Parent Employee Benefit Plan with respect to the operation of any Parent Employee Benefit Plan (other than routine benefit claims), nor does Parent have any knowledge of facts that could reasonably be expected to form the basis for any such claim or lawsuit.
          (d) Neither will the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein (i) result in any payment becoming due to any current or former employee, officer, director or consultant of Parent or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Parent Employee Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any rights with respect to any such benefits under any Parent Employee Benefit Plan or (iv) require any contributions or payments to fund, or any security to secure, any obligations under any Parent Employee Benefit Plan. There are no Parent Employee Benefit Plans that, individually or collectively, could give rise to the payment of any amount in connection with the transactions contemplated by this Agreement, or in connection with a combination of the transactions contemplated by this Agreement and any other event, that would not be deductible pursuant to the terms of Section 280G of the Code.
          (e) With respect to each Parent Employee Benefit Plan intended to qualify under Code Section 401(a) or 403(a), (i) the Internal Revenue Service has issued a favorable determination letter, which has not been revoked, that any such plan is tax-qualified and each trust created thereunder has been determined by the Internal Revenue Service to be exempt from federal income tax under Code Section 501(a); (ii) nothing has occurred or will occur through the Closing which would cause the loss of such qualification or exemption or the imposition of any penalty or tax liability; (iii) no reportable event (within the meaning of Section 4043 of ERISA) has occurred; (iv) there has been no termination or partial termination of such plan within the meaning of Code Section 411(d)(3); and (v) the present value of all liabilities under any such plan will not exceed the current fair market value of the assets of such plan (determined using the actuarial assumption used for the most recent actuarial valuation for such plan).
          (f) There are no leased employees or independent contractors within the meaning of Section 414(n) of the Code who perform services for Parent.
     5.22 Obligations to Related Parties. There are no loans, leases, agreements, understandings, commitments or other continuing transactions between Parent and any employee, officer, director or member of his or her immediate family or stockholder of Parent or member of his or her immediate family or any person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any of the foregoing persons. To Parent’s knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which Parent is affiliated or with which Parent has a business relationship, or any firm or corporation that competes with Parent, except in connection with the ownership of stock of publicly-traded companies (but not exceeding 2% of the outstanding capital stock of any such company). No employee, officer, director or, to Parent’s knowledge, stockholder of Parent or any member of the immediate family of any of the foregoing persons or any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with any of the foregoing persons, has, directly or indirectly, any financial interest in any Parent Material Agreement (other than such contracts as relate to any such person’s ownership of capital stock or other securities of Parent or employment by Parent). Parent is not a guarantor or indemnitor of any Indebtedness of any other Person.
     5.23 Insurance. Parent has in full force and effect general commercial, fire and casualty insurance policies and insurance against other hazards, risks and liabilities to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated and sufficient in amount to allow it to replace any of its material properties or assets that might be damaged or destroyed or sufficient to cover insurable liabilities to which Parent may reasonably become subject.
     5.24 Environmental Laws. Parent is in material compliance with all applicable environmental Laws, rules and regulations. There is no environmental litigation or other environmental proceeding pending or, to Parent’s knowledge, threatened, by any Governmental Authority or others with respect to the business of Parent. To Parent’s knowledge, no state of facts exists as to environmental matters or Hazardous Substances that involves the reasonable likelihood of a material capital expenditure by Parent or that may otherwise have a Material Adverse Effect on Parent. To Parent’s knowledge, no Hazardous Substances have been used, treated, stored or disposed of, or otherwise deposited, in or on the properties owned or leased by Parent in violation of any applicable environmental Laws.
     5.25 No Assets; No Liabilities. Except as specifically disclosed in the SEC Reports, neither Parent nor Merger Sub has the right to own, or will have the right to own prior to the Closing, any assets (including without limitation, tangible and intangible, personal and real property) and neither is involved in the operation of any business or property. Other than as specifically disclosed in the SEC Reports and Transaction Expenses, neither Parent nor Merger Sub has any direct or indirect material liability, Indebtedness or obligation (including without limitation, known or unknown, absolute or contingent, liquidated or unliquidated or due or to become due).
     5.26 Application of Takeover Protections. There are no Takeover Protections that are or could reasonably be expected to become applicable to Parent as a result of Parent, Merger Sub or Winston fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, as a result of Parent’s issuance of Parent Common Stock, Parent Preferred Stock, Adjusted Parent Options and Adjusted Parent Warrants pursuant to Article III.

     5.27 Disclosure. All written disclosures provided by Parent and Merger Sub to Winston regarding Parent and Merger Sub, their respective businesses and the transactions contemplated hereby, furnished by or on behalf of Parent and Merger Sub are true and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. To Parent’s and Merger Sub’s knowledge, no event or circumstance has occurred or information exists with respect to Parent or Merger Sub or their respective business, properties, operations or financial conditions, which, under applicable Law, rule or regulation, requires public disclosure or announcement by Parent but which has not been so publicly announced or disclosed.
     5.28 Operations of Merger Sub. Merger Sub is a direct, wholly owned Subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
     5.29 Trading Matters. The Parent Common Stock is quoted on the OTCBB. There is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by Nasdaq Stock Market, Inc. or NASD, Inc. with respect to any intention by such entities to prohibit or terminate the quotation of any such securities on the OTCBB.
     5.30 Certain Business Practices. None of Parent or Merger Sub or any directors, officers, agents or employees of Parent or Merger Sub has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or (iii) made any other unlawful payment.
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 Publicity. Until the Effective Time, no party shall issue any press release or public announcement pertaining to the Merger that has not been agreed upon in advance by Parent and Winston, except as Parent reasonably determines to be necessary in order to comply with the rules of the SEC, the OTCBB or other applicable Law.
     6.2 Tax-Free Exchange. Each of Parent and Winston shall use its respective commercially reasonable efforts to cause the Merger to qualify as a reorganization described in Section 368(a) of the Code or as a transaction governed by Section 351 of the Code (or both) and will not take any actions that would reasonably be expected to cause the Merger to not so qualify. No action that was contemplated by this Agreement or other agreements contemplated hereby shall be considered a breach of this Section 6.2. For purposes of the foregoing, this Agreement shall constitute a plan of reorganization.

     6.3 Transaction Form 8-K; Other Filings. As promptly as practicable (but in no event, with respect to filing, later than the date required under applicable Law), Parent will prepare and file a current report on Form 8-K (the “Transaction Form 8-K”) and any filings required to be filed by it under the Exchange Act, the Securities Act or any other federal or blue sky or related Laws relating to the execution of this Agreement and the consummation of the Merger, as well as under regulations of or as required by the OTCBB and such Governmental Authorities as may require the filing of such other filings. Winston will work together with Parent as promptly as practicable to prepare the Transaction Form 8-K and other filings referred to above and provide Parent whatever information is necessary to accurately complete such filings in a timely manner.
     6.4 Notices from or to Governmental Authorities. Subject to applicable Laws relating to the exchange of information, each party will promptly furnish to the other parties copies of written communications (and memoranda setting forth the substance of all oral communications) received by such party, or any of their respective Subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof), from, or delivered by any of the foregoing to, any Governmental Authority relating to or in respect of the transactions contemplated under this Agreement.
     6.5 Parent Directors. Parent shall take such action, including amending the Parent Bylaws, as may be required to cause the number of directors constituting the Parent board of directors immediately after the Closing Date to be increased to seven (7) directors. Parent shall have received the resignation of three current directors (which resignation may be conditioned upon the occurrence of the Merger) and the election of the Director Nominees (as hereafter defined) as members of the Parent board of directors by the remaining members of the Parent board of directors effective upon the Effective Time to fill the vacancies created by such increase in the size of the board and such resignations. Each Director Nominee shall serve as a director for a term expiring at Parent’s next annual meeting of stockholders following the Closing Date and until his or her successor is elected and qualified. “Director Nominees” means Joel E. Bernstein, M.D., Robert Yolles, Scott Phillips, Steven D. Rubin, Subbarao Uppaluri, Glenn L. Halpryn and a designee to be named by Joel E. Bernstein, M.D. Notwithstanding anything to the contrary set forth herein, at least four of the seven directors of Parent must qualify as independent directors as required by applicable Law. Furthermore, Parent shall cause Joel Bernstein, Robert Yolles and Steven D. Rubin to be elected to the board of directors of Surviving Corporation.
     6.6 Covenants Relating To Conduct Of Business. During the period from the date of this Agreement to the Effective Time, each of Parent, Merger Sub and Winston shall:
          (a) conduct its and its Subsidiaries’ businesses only in the ordinary course and consistent with prudent and prior business practice, except for transactions permitted hereunder, or with the prior written consent of the other parties, which consent will not be unreasonably withheld; and
          (b) confer on a reasonable basis with each other regarding operational matters and other matters related to the Merger.

     6.7 Access to Parent and Merger Sub. Parent shall afford to Winston and its officers, directors, agents and counsel access at times and upon conditions reasonably convenient to Parent to all properties, books, records, contracts and documents of Parent, and Merger Sub, and an opportunity to make such investigations as they shall reasonably desire to make of Parent and Merger Sub; and Parent shall furnish or cause to be furnished to Winston and its authorized representatives all such information with respect to the business and affairs of Parent and Merger Sub as Winston and its authorized representatives may reasonably request and make the officers, directors, employees, auditors and counsel of Parent and Merger Sub available for consultation and permit access to other third parties as reasonably requested by Winston for verification of any information so obtained.
     6.8 Access to Acquired Entities. Winston shall afford to Parent and its officers, directors, agents and counsel access at times and upon conditions reasonably convenient to Winston to all properties, books, records, contracts and documents of the Acquired Entities, and an opportunity to make such investigations as it shall reasonably desire to make of the Acquired Entities; and Winston shall furnish or cause to be furnished to Parent and its authorized representatives all such information with respect to the business and affairs of the Acquired Entities as Parent and its authorized representatives may reasonably request and make the officers, directors, employees, auditors and counsel of the Acquired Entities available for consultation and permit access to other third parties as reasonably requested by Parent for verification of any information so obtained.
     6.9 Confidentiality. Each of Parent and Winston acknowledge and agree that any information received pursuant to Sections 6.7 and/or 6.8 shall be subject to the confidentiality provisions of the letter of intent by and among Parent, the Frost Group, LLC and Winston dated September 5, 2007 (the “Letter of Intent”).
     6.10 Prohibited Actions Pending Closing. Except as provided in this Agreement or as disclosed in the Disclosure Schedule or to the extent Parent and Winston shall otherwise consent in writing (such consents to be provided by their respective presidents), during the period from the date of this Agreement to the Effective Time, none of Parent, Merger Sub or any Acquired Entity shall:
          (a) create any Lien on any of its properties or assets (whether tangible or intangible), other than (A) Permitted Liens and (B) Liens that will be released at or prior to or in connection with the Closing.
          (b) sell, assign, transfer, lease or otherwise dispose of or agree to sell, assign, transfer, lease or otherwise dispose of any its assets or cancel any Indebtedness owed to it.
          (c) change any method of accounting or accounting practice used by it, other than such changes required by GAAP.

          (d) except as otherwise contemplated by this Agreement, issue or sell any shares of the capital stock of, or other equity interests in it, or securities convertible into or exchangeable for such shares or equity interests, or issue, grant or amend any options, warrants, calls, subscription rights or other rights of any kind to acquire additional shares of such capital stock, such other equity interests or such securities.
          (e) except as otherwise contemplated by this Agreement, amend or otherwise change their respective Certificates of Incorporation or other governing documents.
          (f) declare, set aside or pay any dividend or distribution with respect to any share of its capital stock or declare or effectuate a stock dividend, stock split or similar event.
          (g) issue any note, bond, or other debt security or create, incur, assume, or guarantee any Indebtedness for borrowed money or capitalized lease obligation.
          (h) make any capital investment in, make any loan to, or acquire the securities or assets of any other Person.
          (i) except as disclosed on the Disclosure Schedule and as contemplated by this Agreement, enter into any new or additional agreements or materially modify any existing agreements relating to the employment of any officer or any written agreements of any of its employees, except in the ordinary course of business.
          (j) make any payments out of the ordinary course of business to any of its officers, directors, employees or stockholders.
          (k) pay, discharge, satisfy or settle any liability (absolute, accrued, asserted or unasserted, contingent or otherwise) except in the ordinary course of business.
          (l) sell, transfer, license, abandon, let lapse, encumber or otherwise dispose of any Intellectual Property; provided, however, Winston may license civamide cream to a third party for marketing in North America only.
          (m) agree in writing or otherwise take any action that would, or would reasonably be expected to, prevent, impair or materially delay the ability of Parent or any Acquired Entity, as the case may be, to consummate the transactions contemplated by this Agreement.
          (n) make any material Tax elections, change any method of Tax accounting, amend any material Tax Return, or settle any Tax controversy or claim.
          (o) enter into or amend any agreement or arrangement with any affiliate.
          (p) amend or waive any material right under any material agreement.

          (q) increase the compensation of any employee or consultant, including base, incentive or other compensation.
          (r) agree to take any of the actions specified in this Section 6.10.
     6.11 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to satisfy the conditions to Closing to be satisfied by it and to consummate and make effective the transactions contemplated by this Agreement and make effective, in the most expeditious manner practicable, including, without limitation, using commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using commercially reasonable efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall use commercially reasonable efforts to take all such necessary action.
     6.12 Initial Listing Application. As soon as practicable after the Closing Date, Parent shall use its commercially reasonable efforts, to the extent allowed under the rules of the Eligible Market, to take all actions and prepare all filings and other documents necessary to be filed with the Eligible Market in connection with the initial listing application for the inclusion of the Parent Common Stock on the Eligible Market, conduct ongoing negotiations with the Eligible Market with respect to such listing and perform all acts reasonably requested by the Eligible Market.
     6.13 Lockup Agreements and Voting Agreements. Prior to the Effective Time, Winston shall cause each Winston Person identified on Schedule 6.13 and Parent shall cause each Parent Person identified on Schedule 6.13 to deliver to Parent (a) an executed lockup letter agreement substantially in the form of Exhibit C hereto (the “Lockup Agreements”) and (b) an executed Voting Agreement substantially in the form of Exhibit D hereto (the “Voting Agreements”).
     6.14 Notices and Consents. Each of Parent and Winston will give any notices to third parties, and will use its commercially reasonable efforts to obtain any third party consents referred to in the Disclosure Schedule delivered by it hereunder. Winston shall submit this Agreement for approval by the Winston Stockholders pursuant to the DGCL after the date hereof, provided that Winston shall only seek the approval of such Winston Stockholders who are Accredited Investors.
     6.15 Indemnification and D&O Insurance. From and after the Closing and for a period of three (3) years thereafter, Parent will cause Surviving Corporation to fulfill and honor in all material respects the obligations of Winston pursuant to any indemnification provisions under the Winston Certificate and Winston Bylaws for the benefit of any individual who served as a director or officer of Winston (the “Winston

Indemnitees”) at any time prior to the Effective Time to the maximum extent permitted by Law. Parent will provide the Winston Indemnitees with liability insurance for a period of three (3) years after the Effective Time on terms no less favorable in coverage and amount than any applicable insurance in effect with respect to the Winston Indemnitees immediately prior to the Effective Time; provided, however , that Parent may reduce the coverage and amount of such liability insurance for the Winston Indemnitees to the extent the cost of such insurance would exceed 120% of the annual premium paid by Winston for the year prior to the Effective Time.
     6.16 Notice of Developments. Each party will give prompt written notice to the others of (a) any adverse development causing a breach of any of its own representations and warranties contained herein, (b) the occurrence of any event that, to its knowledge, will result, or is likely to result, in the failure of a condition to any other party’s obligation to close set forth in Article VII, and (c) any fact, condition or change that such party reasonably believes, individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect. No disclosure by any party pursuant to this Section 6.16, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.
     6.17 Exclusivity. Unless and until this Agreement is terminated in accordance with Section 8 hereof or the Put Option (as defined in the Securities Purchase Agreement, dated as of November 13, 2007, among Winston and the Investors named therein (the “Series A Agreement”)) is exercised, Winston will not (and will not cause or permit any of its Subsidiaries to) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of Winston or any of its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange); provided, however, that Winston, its Subsidiaries, and their directors and officers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent their fiduciary duties may require. Winston shall notify Parent immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.
     6.18 Audit. Winston shall use commercially reasonable efforts to complete an audit of its and its Subsidiaries consolidated financial statements as of and for the twelve-month periods ending December 31, 2006 and December 31, 2007, respectively (the “Financial Statements”) by an auditor meeting PCAOB standards mutually acceptable to Winston and Parent before April 1, 2008.
     6.19 Parent Charter Amendment. The parties hereto contemplate that as soon as practicable after the Closing Date, Parent’s board of directors shall recommend and submit to Parent’s stockholders for approval pursuant to the DGCL, a Certificate of Amendment to the Parent Certificate to increase the number of authorized shares of Parent Common Stock to permit conversion after the Effective Time of all outstanding shares of Parent Preferred Stock and shares of Parent Preferred Stock underlying the

Adjusted Parent Warrants (the “Amendment”). Upon receipt of the requisite vote of Parent’s stockholders to approve the Amendment and compliance with any other applicable Law to effectuate the Amendment, the Company shall promptly file all documents and take all other commercially reasonable actions as may be necessary to effectuate the Amendment.
     6.20 Winston Series B Preferred Stock. At or prior to the Effective Time, Winston shall have entered into the Series B Agreement and have issued 4,187,413 shares of Winston Series B Preferred Stock thereunder.
     6.21 No Additional Representations or Warranties. Each of Parent, Merger Sub and Winston acknowledges that the others have not made any representation, warranty or covenant, express or implied, as to the accuracy or completeness of any information regarding any of them, except as expressly set forth in this Agreement or the Disclosure Schedule. SUBJECT TO ANY RIGHTS ANY PARTY MAY HAVE UNDER LAW OR EQUITY WITH RESPECT TO FRAUD OR WILLFUL CONCEALMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW, IN EQUITY, OR OTHERWISE, IN RESPECT OF PARENT, MERGER SUB OR ANY ACQUIRED ENTITY, AS APPLICABLE, OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED REPRESENTATION OR WARRANTY AS TO THE CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND EACH SUCH PARTY EXPRESSLY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY.
ARTICLE VII
CONDITIONS PRECEDENT TO THE CLOSING
     7.1 Conditions Precedent to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or satisfaction, prior to or on the Closing Date, of the following conditions:
          (a) Governmental Authorities’ Approvals. All Governmental Authorities’ approvals required for the consummation of the Merger, if any, shall have been obtained.
          (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the Merger shall be in effect.
          (c) Stockholder Approval. The approval of the Merger by the requisite vote of the Winston Stockholders under the DGCL shall have been obtained.
          (d) Winston Series B Preferred Stock. At or prior to the Effective Time, Winston shall have entered into the Series B Agreement and have issued 4,187,413 shares of Winston Series B Preferred Stock thereunder (the “Series B Closing Condition”).

     7.2 Conditions Precedent to Obligations of Parent and Merger Sub. Parent’s and Merger Sub’s obligation to effect the Merger and consummate the other transactions contemplated to occur in connection with the Closing is subject to the satisfaction or waiver by Parent and Merger Sub of each condition precedent listed below.
          (a) Representations and Warranties. As of the Closing, each representation and warranty set forth in Article IV shall be accurate and complete in all material respects, except (i) to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date, and (ii) to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.
          (b) Lockup Agreements and Voting Agreements. Parent shall have received executed copies of the Lockup Agreements and the Voting Agreements.
          (c) Bernstein Employment Agreement. Parent shall have received a copy of an employment agreement, in substantially the form attached hereto as Exhibit E, between Parent, Surviving Corporation and Joel E. Bernstein, M.D. (the “Bernstein Employment Agreement”), duly executed by Dr. Bernstein.
          (d) Receipt of Accredited Investor or Sophisticated Purchaser Information. Each of the Winston Stockholders, holders of Winston Options and holders of Winston Preferred Warrants shall have delivered an investor representation letter and certification to Parent substantially in the form of Exhibit F, and fewer than thirty-five (35) Winston Stockholders shall be non-Accredited Investors.
          (e) Performance of Obligations of Winston. Winston shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
          (f) No Material Adverse Effect. No Acquired Entity shall have suffered a Material Adverse Effect.
          (g) Third-Party Consents. Winston shall have procured all of the third-party consents required for the consummation of the transactions contemplated by this Agreement as set forth in the Disclosure Schedule delivered by it.
          (h) Winston Officer’s Certificate. Parent and Merger Sub shall have received a certificate of the president of Winston certifying as to the matters set forth in Section 7.2(a), (e) and (f).

          (i) Winston Secretary’s Certificate. The duly authorized Secretary of Winston shall have delivered to Parent certified copies of the Winston Certificate, the Winston Bylaws, the certificate of incorporation and by-laws of any Subsidiary of Winston (or equivalent organizational documents) and resolutions adopted by Winston’s board of directors and stockholders of each class entitled to vote whose vote is required to authorize the Merger and the transactions contemplated hereby, and shall have certified the incumbency of all officers of Winston executing this Agreement and any document executed and delivered in connection herewith.
          (j) Good Standing Certificates. Winston shall have delivered a good standing certificate or its equivalent for each Acquired Entity from its jurisdiction of incorporation or organization and each jurisdiction in which such Acquired Entity is required to be qualified or authorized to do business as a foreign entity.
          (k) Fairness Opinion. Parent shall have received an opinion from an independent financial advisor or investment banking firm that the Merger is fair to the stockholders of Parent dated on or about the date hereof (the “Fairness Opinion”).
          (l) FIRPTA Certificate. Parent shall have received a certificate from Winston meeting the requirements of Treasury Regulation Section 1.1445-2(c)(3) providing that the stock of Winston does not constitute a United States real property interest as defined in Section 897(c) of the Code.
          (m) Financial Statements. At least three days prior to Closing, Parent shall have received the audited Financial Statements accompanied by a certificate of the President and Chief Financial Officer of Winston that (a) the Financial Statements, together with the notes thereto, have been prepared in accordance with GAAP and fairly present in all material respects the financial condition, results of operations and cash flow of the Acquired Entities as of the dates and for the periods indicated therein, and (b) no event has occurred and nothing has come to the attention of the Acquired Entities since December 31, 2006 to indicate that the Financial Statements did not fairly present in all material respects the financial condition, results of operations and cash flow of the Acquired Entities as of the dates and for the periods indicated therein.
          (n) Other Documents. Parent shall have received all of the documents, agreements and instruments to be delivered to it in accordance with this Agreement and shall have been provided with such other documents as it shall have reasonably requested from Winston.
     7.3 Conditions Precedent to Obligation of Winston. Winston’s obligations to effect the Merger and consummate the other transactions contemplated to occur in connection with the Closing is subject to the satisfaction or waiver by Winston of each condition precedent listed below.
          (a) Representations and Warranties. As of the Closing, each representation and warranty set forth in Article V shall be accurate and complete in all material respects, except (i) to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date, and (ii) to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

          (b) Third-Party Consents. Parent shall have procured all of the third-party consents required for the consummation of the transactions contemplated by this Agreement as set forth in the Disclosure Schedule delivered by it and Merger Sub.
          (c) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
          (d) No Material Adverse Effect. Parent shall not have suffered a Material Adverse Effect.
          (e) Parent Officer’s Certificate. Winston shall have received a certificate of an authorized officer of Parent certifying as to the matters set forth in Section 7.3(a) (c) and (d).
          (f) Parent Secretary’s Certificate. The duly authorized Secretary of Parent shall have delivered to Winston certified copies of the Parent Certificate, the Parent Bylaws, the Merger Sub Certificate and the Merger Sub Bylaws and resolutions adopted by Parent’s board of directors on behalf of parent and as the sole stockholder of Merger Sub authorizing the Merger and the transactions contemplated hereby, and shall have certified the incumbency of all officers of Parent and Merger Sub executing this Agreement and any document executed and delivered in connection herewith.
          (g) Good Standing Certificates. Parent and Merger Sub shall have delivered a good standing certificate or its equivalent from its jurisdiction of incorporation and each jurisdiction in which it is required to be qualified or authorized to do business as a foreign corporation.
          (h) Fairness Opinion. Parent shall have received the Fairness Opinion.
          (i) Bernstein Employment Agreement. Winston shall have received a copy of the Bernstein Employment Agreement duly executed by Parent and Surviving Corporation.
          (j) Other Documents. Winston shall have received all of the documents, agreements and instruments to be delivered to it in accordance with this Agreement and shall have been provided with such other documents as it shall have reasonably requested from Parent.
          (k) Parent Available Cash. Parent shall have at least one million dollars ($1,000,000) in cash and cash equivalents (after deduction of all known liabilities other than Transaction Expenses) and no material debt or other material obligations, (excluding Transaction Expenses), contingent or otherwise, which would be required to be reflected in the financial statements of Parent in accordance with GAAP (the “Cash Closing Condition”).

          (l) Certificate of Designations. Parent shall have filed with the Secretary of State of the State of Delaware, the Certificate of Designations relating to the Parent Series A Preferred Stock in substantially the form attached hereto as Exhibit G (the “Series A Certificate of Designations”) and the Certificate of Designations relating to the Parent Series B Preferred Stock in substantially the form attached hereto as Exhibit H (the “Series B Certificate of Designations,” and together with the Series A Certificate of Designations, the “Certificates of Designations”).
ARTICLE VIII
TERMINATION
     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approvals of the stockholders of Winston and Merger Sub:
          (a) By mutual written consent of Parent and Winston.
          (b) By Parent at any time prior to the Effective Time in the event Winston has breached any material representation, warranty, or covenant made by it in this Agreement in any material respect, Parent has notified Winston in writing of the breach, and the breach has continued without cure (i) for a period of 15 days after such notice of breach, or (ii) at the End Date, whichever shall be earlier.
          (c) By Winston at any time prior to the Effective Time in the event Parent or Merger Sub has breached any material representation, warranty, or covenant made by it in this Agreement in any material respect, Winston has notified such party in writing of the breach, and the breach has continued without cure (i) for a period of 15 days after such notice of breach, or (ii) at the End Date, whichever shall be earlier.
          (d) By either Winston or Parent if the Effective Time shall not have occurred on or before the End Date; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(d) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before the End Date.
          (e) By either Winston or Parent if any restraining order, injunction, legal restraint, prohibition or other judgment has been issued by any court of competent jurisdiction that has the effect of preventing the consummation of the Merger and such restraint, injunction or prohibition has become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(e) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the restraining order, injunction, legal restraint, prohibition or other judgment to have been issued by any court of competent jurisdiction.

     8.2 Liability. In the event of termination of this Agreement pursuant to this Article VIII, this Agreement shall terminate and there shall be no other liability on the part of Winston or Parent to any other party except (a) liability arising out of a any breach of this Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at Law or in equity, subject to Article IX, and (b) the binding provisions of the Letter of Intent, Section 6.1, this Section 8.2, and Articles IX and X, which provisions shall survive such termination.
ARTICLE IX
INDEMNIFICATION
     9.1 Survival; Timing of Claims. The representations and warranties of Parent, Merger Sub and Winston contained in or made pursuant to this Agreement will survive the execution and delivery of this Agreement and the Closing, and for an additional 364 days immediately subsequent to the Closing. Any and all claims for indemnification pursuant to Section 9.2 must be made in writing on or before such 364th day subsequent to closing for indemnification to be available therefor.
     9.2 Indemnification.
          (a) Subject to the provisions of this Article IX, Parent hereby agrees to indemnify and hold harmless Winston and, as applicable, its officers, directors, stockholders, agents and representatives (each, a “Winston Indemnified Party”) from and against any and all claims, demands, losses, damages, expenses or liabilities (including reasonable attorneys’ fees) relating to or arising out of a breach of any representation, warranty or covenant provided by Parent or Merger Sub hereunder or in any certificate delivered pursuant hereto.
          (b) Subject to the provisions of this Article IX, Winston hereby agrees to indemnify and hold harmless Parent and Merger Sub, and, as applicable, their respective officers, directors, stockholders, agents and representatives (each, a “Parent Indemnified Party”) from and against any and all claims, demands, losses, damages, expenses or liabilities (including reasonable attorneys’ fees) relating to or arising out of a breach of any representation, warranty or covenant provided by Winston hereunder or in any certificate delivered pursuant hereto.
     9.3 Holdback. As security for Winston’s indemnification obligations hereunder that arise after the Effective Time, Parent shall hold back ten percent (10%) of the shares of Parent Common Stock issued in connection with the Merger (the “Winston Escrowed Securities”) to the holders of Winston Common Stock pursuant to the terms of Article III hereof and this Article IX. The Winston Escrowed Securities shall be released in accordance with the terms hereof on the date that is 364 days after the Closing Date, except with respect to a number of such Winston Escrowed Securities as reasonably determined by the board of directors of Parent to be necessary to satisfy any claim made pursuant to this Article IX in writing prior to such release date, which securities shall be held pursuant to the terms hereof until such claim is fully and finally resolved. Parent shall offset losses for which Winston is obligated to provide indemnification hereunder against the Winston Escrowed Securities on a pro rata basis based on the number of such securities (calculated on a fully diluted basis) issued to each holder thereof and held in such escrow, and the aggregate number of Winston Escrowed Securities subject to such offset shall be determined by dividing the amount of such indemnifiable losses, as fully and finally determined to be due by the board of directors of Parent or a court of competent jurisdiction, as applicable, by the average closing price per share of Parent Common Stock on the OTCBB or Eligible Market, as applicable, for the ten-day period ending on the day prior to such offset.
     9.4 Cap on Parent Indemnity. Notwithstanding anything to the contrary set forth herein, but subject to the provisions of Section 9.6, Parent shall have no liability for any indemnification obligation it may have hereunder for breach of a representation or warranty in excess of One Million Dollars ($1,000,000) (with respect to Parent, the “Liability Cap”).
     9.5 Cap on Winston Indemnity. Notwithstanding anything to the contrary set forth herein, but subject to the provisions of Section 9.6, Winston shall have no liability for any indemnification obligation it may have hereunder for breach of a representation or warranty in excess of One Million Dollars ($1,000,000) (with respect to Winston, the “Liability Cap”).
     9.6 Basket and Cap. Notwithstanding anything to the contrary contained in this Agreement, but subject to the provisions of this Section 9.6, no Parent Indemnified Party shall be entitled to indemnification for any breach of any representation or warranty made by Winston hereunder until the sum of all such claims, demands, losses, damages, expenses or liabilities (including reasonable attorneys’ fees) relating to or arising out of such breach (collectively, the “Damages”) suffered by the Parent Indemnified Parties in the aggregate exceed $100,000 (the “Basket Amount”), in which case the Parent Indemnified Parties shall be entitled to indemnification for the full amount of all such Damages; provided, however, any claim for Damages which does not exceed $10,000 shall not be included in determining the Basket Amount. Notwithstanding anything to the contrary contained in this Agreement, but subject to the provisions of this Section 9.6, no Winston Indemnified Party shall be entitled to indemnification with respect to any Damages for any breach of any representation or warranty made by Parent and Merger Sub hereunder until the sum of all such Damages suffered by the Winston Indemnified Parties in the aggregate exceed the Basket Amount, in which case the Winston Indemnified Parties shall be entitled to indemnification for the full amount of all such Damages; provided, however, any claim for Damages which does not exceed $10,000 shall not be included in determining the Basket Amount. Notwithstanding the foregoing, the Basket Amount and Liability Caps shall not apply to (a) breaches of the representations and warranties in Sections 4.1-4.6, 4.17, 4.19, or 4.23 or (b) intentional misrepresentations or fraud.
     9.7 Sole Remedy; Limitation of Damages. The indemnification set forth in this Article IX shall be the sole remedy of the parties with respect to breaches of representations and warranties hereunder. In no event shall any party be entitled to punitive, exemplary, special, incidental or consequential damages or the like for any breach of any term hereunder unless such damages are awarded pursuant to a third-party claim for which indemnification is available hereunder.

     9.8 Right to Indemnification Not Affected by Knowledge or Waiver. The right to indemnification, payment of losses or other remedy based upon breach of representations, warranties, or covenants will not be affected by any investigation conducted with respect to, or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, or covenant.
ARTICLE X
MISCELLANEOUS
     10.1 Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties and their successors and assigns. None of the parties to this Agreement may assign or otherwise transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other parties.
     10.2 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.
     10.3 Facsimile or E-mail. A facsimile or e-mailed copy of an original written signature shall be deemed to have the same effect as an original written signature.
     10.4 Captions and Headings. The captions and headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
     10.5 Notices. Unless otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement will be in writing and will be conclusively deemed to have been duly given (i) when hand delivered to the other party; (ii) upon receipt, when sent by facsimile to the number set forth below with written confirmation of transmission; or (iii) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next business day delivery guaranteed. Each person making a communication hereunder by facsimile will promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto. A party may change or supplement the addresses given below, or designate additional addresses for purposes of this Section 10.5, by giving the other party written notice of the new address in the manner set forth above.

If to Parent or Surviving	Getting Ready Corporation
Corporation:	4400 Biscayne Boulevard
Suite 950
Attention: Glenn L. Halpryn
Phone: (305) 573-4112
Facsimile: (305) 573-4115

with a copy to:	Judith Kenney & Associates, P.A.
777 Brickell Avenue, Suite 1070
Miami, FL 33131
Attention: Judith Kenney, Esq.
Phone: (305) 373-7888
Facsimile: (305) 373-5240

and

Akerman Senterfitt
One Southeast Third Avenue
Suite 2700
Miami, FL 33131
Attention: Teddy D. Klinghoffer, Esq.
Phone: (305) 374-5600
Facsimile: (305) 374-5095

If to Winston:	Winston Laboratories, Inc.
100 N. Fairway Drive, Suite 134
Vernon Hills, IL 60061
Attention: Joel E. Bernstein, M.D.
Phone: 847-362-8200
Facsimile: 847-362-8394

with a copy to:	Seyfarth Shaw LLP
131 South Dearborn Street
Suite 2400
Chicago, Ill 60603
Attention: Michel Feldman, Esq.
Phone: (312) 460-5613
Facsimile: (312) 460-7613
     10.6 Amendments. Any term of this Agreement may be amended, only with the written consent of Winston and Parent; provided, however, that if such amendment is effected after this agreement has been approved by the stockholders of Winston, the affirmative vote of the holders of least a majority of the outstanding Winston Shares entitled to vote to approve this Agreement shall also be required to approve such amendment.

     10.7 Enforceability; Severability. The parties hereto agree that each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law. If one or more provisions of this Agreement are nevertheless held to be prohibited, invalid or unenforceable under applicable Law, such provision will be effective to the fullest extent possible excluding the terms affected by such prohibition, invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If the prohibition, invalidity or unenforceability referred to in the prior sentence requires such provision to be excluded from this Agreement in its entirety, the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.
     10.8 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the Laws of the State of Delaware.
     10.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF. EACH OF THE PARTIES HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE OTHER PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT EACH HAS REVIEWED OR HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     10.10 No Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other Person shall have any right or action under this Agreement, other than holders of Winston Series A Preferred Stock pursuant to Section 3.9.
     10.11 Entire Agreement. This Agreement, the binding provisions of the Letter of Intent and all exhibits hereto constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and no party will be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.

     10.12 Delays or Omissions; Waivers; Remedies Cumulative. No delay or omission to exercise any right power or remedy accruing to any party under this Agreement, or upon any breach or default of any other party under this Agreement, will impair any such right, power or remedy of such non-breaching or non-defaulting party nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any provisions or conditions of this Agreement, must be in writing and will be effective only to the extent specifically set forth in such writing. Except as otherwise set forth herein, all remedies, either under this Agreement or by Law or otherwise afforded to any party, will be cumulative and not alternative.
     10.13 No Strict Construction. The language used in this Agreement is deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.
     10.14 Expenses. Parent shall bear all Transaction Expenses in the event the Merger is consummated. In addition, upon successful closing of the Merger, Parent shall pay all fees and expenses due Lazard Freres & Co., LLC (the “Lazard Fees and Expenses”) as provided in Winston’s engagement letter with Lazard Freres & Co., LLC dated September 6, 2007. If the Merger is not consummated, each party shall bear and pay all Transaction Expenses and other costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, except as otherwise required by Section 5 of the Letter of Intent.
     10.15 Exhibits and Disclosure Schedule. All exhibits, annexes and schedules, including the Disclosure Schedule, annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. A disclosure in any particular Schedule of the Disclosure Schedule, or the SEC Reports by Parent, or otherwise in this Agreement will be deemed adequate to disclose another exception to a representation or warranty made herein if the disclosure identifies the exception with reasonable particularity so that any exception to any other Schedule is reasonably apparent. The parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.
     10.16 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used herein, words in the singular will be held to include the plural and vice versa (unless the context otherwise requires), words of one gender (or the neuter) shall be held to include the other gender (or the neuter) as the context requires, and the terms “hereof,” “herein,” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.
[Signatures begin on next page.]

     IN WITNESS THEREOF, this Agreement has been executed by the undersigned as of the day, month and year first above written.

Getting Ready Corporation
By:	/s/ Glenn L. Halpryn
	Name:	Glenn L. Halpryn
	Title:	Chief Executive Officer

Winston Laboratories, Inc.
By:	/s/ Joel E. Bernstein, M.D.
	Name:	Joel E. Bernstein, M.D.
Title:

Winston Acquisition Corp.
By:	/s/ Glenn L. Halpryn
	Name:	Glenn L. Halpryn
	Title:	President

Schedule 6.13
Lockup Agreements
Winston Persons:
Joel E. Bernstein, M.D.
Carole F. Bernstein
Jeffrey Bernstein
David Bernstein
Rebecca Zelken
Stephen M. Harrison, M.D., Revocable Trust U/A/D January, 1979
Ronald Abrahams
Robert Yolles
Scott B. Phillips, M.D.
David Henninger
David Starr
Parent Persons:
Frost Gamma Investments Trust